As filed with the Securities and Exchange Commission October 16, 2013	Registration Statement No. _________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT

ON FORM S-1

UNDER

THE SECURITIES ACT OF 1933

AXION POWER INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	65-0774638	3690
(State or other jurisdiction of	(I.R.S. Identification Number)	(Primary Standard Industrial
incorporation or organization)		Classification Code Number)

3601 Clover Lane

New Castle, Pennsylvania 16105

Telephone (724) 654-9300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas Granville

3601 Clover Lane

New Castle, Pennsylvania 16105

Telephone (724) 654-9300

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Jolie Kahn, Esq.

1020 Riverview

Conshohocken, PA 19428

Telephone (215) 253-6645

Approximate Date of Commencement of Proposed Sale to the Public: At such time or times after the effective date of this registration statement as the selling stockholders shall determine.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share (1)	65,330,714	$0.115	$7,513,032.11	$1,042.78

(1)	Pursuant to Rule 416 under the Securities Act of 1933, the securities being registered hereunder as to include such indeterminate number of additional shares of common stock as may be issuable as a result of stock splits, stock dividends, and similar transactions.
(2)	Estimated for the purpose of determining the registration fee pursuant to Rule 457(c), based on the average of the bid and asked price as of October 4, 2013.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated October 16, 2013

PROSPECTUS

The information in the prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

65,330,714 Shares of Common Stock

This prospectus relates to the offer and sale of up 65,330,714 shares of common stock of Axion Power International, Inc., a Delaware corporation, issued to certain selling stockholders, which are signatories on the below listed securities purchase agreement dated May 7, 2013, between the selling stockholders and the Company, upon the conversion of Senior Convertible Notes due February 8, 2015 (“Senior Convertible Notes”) and exercise of warrants issued thereunder, and that may be offered and sold from time to time by the selling stockholders.

This prospectus covers any additional shares of common stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the Senior Convertible Notes due February 8, 2015 and accompanying warrants and also by reason of stock splits, stock dividends, and other events described therein. The Senior Convertible Notes due on February 8, 2015 were acquired by the selling stockholders in a private placement with us that closed on May 8, 2013.

Under the registration rights agreement entered into by the Company and the selling shareholders in connection with the issuance of the Senior Convertible Notes due February 8, 2015, and the warrants issued in conjunction therewith (“Senior Warrants”), the Company is required to register for resale 125% of the number of shares of the Company’s common stock issuable pursuant to the Senior Convertible Notes and 100% of the number of shares of the Company’s common stock issuable pursuant to the Senior Warrants, both as of the trading day immediately preceding the applicable date of determination (which was May 8, 2013). The Company originally registered 61,327,781 shares of its common stock pursuant to a Registration Statement on Form S-1 (file no. 333-188802) which was filed with the SEC on May 23, 2013, and became effective on June 4, 2013, to cover 125% of the number of shares of the Company’s common stock issuable pursuant to the Senior Convertible Notes and 100% of the number of shares of the Company’s common stock issuable pursuant to the Senior Warrants; however, due to the decrease of the market price for the Company’s common stock since May 2013, it is necessary to issue an additional 65,330,714 shares being registered to continue to meet its obligations as set forth. This amount represents a good faith estimate of the additional maximum number of shares issuable pursuant to the Senior Convertible Notes.

Unless otherwise noted, the terms “the Company,” “our Company,” “Axion,” “we,” “us” and “our” refer to Axion Power International, Inc. and its subsidiaries.

The selling stockholders may offer their shares from time to time directly or through one or more underwriters, broker-dealers or agents, in the over-the-counter market at market prices prevailing at the time of sale, in one or more privately negotiated transactions at prices acceptable to the selling stockholders, or otherwise, so long as our common stock is trading on the OTCQB, and if it is not trading on the OTCQB, OTCBB or a listed exchange, sales may only take place at fixed prices.

We are registering these shares of our common stock for resale by the selling stockholders named in this prospectus, or their transferees, pledgees, donees or assigns or other successors-in-interest that receive any of the shares as a gift, distribution, or other non-sale related transfer. We will not receive any proceeds from the sale of shares by the selling stockholders. These shares are being registered to permit the selling stockholders to sell shares from time to time, in amounts, at prices and on terms determined at the time of offering. The selling stockholders may sell this common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “PLAN OF DISTRIBUTION” beginning of page 44. In connection with any sales of the common stock offered hereunder, the selling stockholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

We will pay the expenses related to the registration of the shares covered by this prospectus. The selling stockholders will pay any commissions and selling expenses they may incur.

Our common stock trades on the OTCQB under the symbol “AXPW”. The closing sale price on the OTCQB on October 4, 2013, was $0.115 per share.

Our principal executive offices are located at 3601 Clover Lane, New Castle PA 16105. Our telephone number at that address is (724) 654-9300.

Investing in the common stock offered by this prospectus is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 16, 2013

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TABLE OF CONTENTS

PROSPECTUS SUMMARY	4
RISK FACTORS	8
USE OF PROCEEDS	13
MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	13
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	14
AXION POWER INTERNATIONAL, INC. AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2012 AND QUARTER ENDED JUNE 30, 2013	14
BUSINESS	14
LEGAL PROCEEDINGS	25
MANAGEMENT	26
EXECUTIVE COMPENSATION	29
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	35
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	35
DESCRIPTION OF PRIVATE PLACEMENT AND CONVERTIBLE NOTES	36
THE SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION	44
DESCRIPTION OF SECURITIES	48
LEGAL MATTERS	50
EXPERTS	50
WHERE YOU CAN FIND MORE INFORMATION	51

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS	52
SIGNATURES	58

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using the Securities and Exchange Commission’s registration rules for a delayed or continuous offering and sale of securities. Under the registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling stockholders named herein may distribute the shares of common stock covered by this prospectus. This prospectus also covers any shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions.

A prospectus supplement may add, update or change information contained in this prospectus. We recommend that you read carefully this entire prospectus, especially the section entitled “Risk Factors” beginning on page 8, and any supplements before making a decision to invest in our common stock.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. The common stock is not being offered in any jurisdiction where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our securities occurs.

Cautionary Note Regarding Forward-Looking Information

This prospectus, in particular the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing herein, contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended , and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent our expectations, beliefs, intentions or strategies concerning future events, including, but not limited to, any statements regarding our assumptions about financial performance; the continuation of historical trends; the sufficiency of our cash balances for future liquidity and capital resource needs; the expected impact of changes in accounting policies on our results of operations, financial condition or cash flows; anticipated problems and our plans for future operations; and the economy in general or the future of the electrical storage device industry, all of which are subject to various risks and uncertainties.

When used in this prospectus as well as in reports, statements, and information we have filed with the Securities and Exchange Commission, in our press releases, presentations to securities analysts or investors, in oral statements made by or with the approval of an executive officer, the words or phrases “believes,” “may,” “will,” “expects,” “should,” “continue,” “anticipates,” “intends,” “will likely result,” “estimates,” “projects” or similar expressions and variations thereof are intended to identify such forward-looking statements. However, any statements contained in this prospectus that are not statements of historical fact may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors.

PROSPECTUS SUMMARY

This summary highlights important information about this offering and our business. It does not include all information you should consider before investing in our common stock. Please review this prospectus in its entirety, including the risk factors and our financial statements and the related notes, before you decide to invest.

Our Company

Axion Power Corporation, our wholly owned subsidiary, was formed in September of 2003 to acquire and develop certain innovative battery technology. Since inception through the 2012 fiscal year, Axion Power Corporation was engaged in research and development (“R&D”) of new technology for the production of our PbC batteries. On December 31, 2003, Axion Power Corporation engaged in a reverse acquisition with Tamboril Cigar Company (“Tamboril”), a public shell company whereby Axion Power Corporation became a wholly owned subsidiary of Tamboril. Tamboril was originally incorporated in Delaware in January 1997 and operated a wholesale cigar business until December 1998, after which date it was an inactive public shell until the reverse acquisition and subsequent name change to Axion Power International, Inc.

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In February 2006, we acquired use of our Clover Lane facility. We have utilized this space to manufacture our specialty lead-acid battery products and to produce and test prototypes which incorporate our new technology. Our Clover Lane plant provides us the opportunity to manufacture batteries for sale under the Axion brand name; to manufacture for third parties under a specific contract arrangement; or to manufacture prototypes for our own use and testing, or for testing by our customers. Our facility has been fully tested and was found to be in compliance with emission standards established by new federal guidelines in accordance with the Clean Air Act–Title III.

Since inception, our operations have been financed through the sale of equity and debt instruments to investors, as well as loans and proceeds from government grants, and with minimal revenue generated from our operations. We believe that a successful transition from R&D to PbC manufacturing will improve our financial condition, cash flow and market profile.

Our Business

Until 2012, we were a development stage company. Since inception we have been engaged in research and development of new technology to manufacture carbon electrode assemblies for our lead-acid-carbon energy storage devices that we refer to as our PbC devices. Our PbC energy storage device is a hybrid battery supercapacitor that combines the simplicity of lead-acid batteries with the faster recharge rate, longer cycle life and greater charge acceptance of supercapacitors. The result is a relatively low cost device that has versatility of design that will allow differing iterations to deliver maximum power; maximum energy; or a range of balances between the two. We believe that a successful transition from a development stage company to a PbC commercial manufacturing company was achieved in 2012 and it will provide us the growth opportunities to commercialize our PbC technology and thereby improve our financial condition, cash flow and market profile.

Our PbC technology is protected by thirteen issued U.S. patents and other proprietary features and structures and we typically have a number of additional patent applications in process at any point in time. The resulting devices are technically sophisticated and yet simple in design. The carbon negative electrode assemblies are fabricated from readily available raw materials using, for the most part, standard industrial processes and techniques. The PbC negative electrodes that are then assembled into PbC batteries can employ the same cases, covers, positive electrodes, separators and electrolyte that are used in conventional lead-acid batteries. Our PbC batteries can be assembled with the same equipment and methodology used throughout the world for manufacturing conventional lead-acid batteries. PbC batteries use significantly less lead than standard lead-acid batteries with a comparable footprint, and the lead, plastics and acid employed, just like lead-acid batteries, can be routinely and profitably recycled at existing recycling facilities around the world. As is the case with the lead-acid battery, we expect that in the United States our PbC battery will be fully recycled 99.1% of the time (United States Environmental Protection Agency, Solid Waste and Energy Response [5306P]).

Recent Developments

May 2013 Private Placement of Senior Convertible Notes and Warrants. On May 7, 2013, the Company entered into definitive agreements relating to a private placement (the “Private Placement”) of $9.0 million in principal amount of Senior Convertible Notes due February 8, 2015 (the “Senior Convertible Notes”) and Warrants to the purchasers of the Senior Convertible Notes giving them the right to purchase up to an aggregate of 17,281,107 shares of our common stock at an exercise price of $0.302 per share (the “Senior Warrants”) (subject to adjustment as described below under “DESCRIPTION OF PRIVATE PLACEMENT AND CONVERTIBLE NOTES” beginning on p. 36 of this prospectus). The Senior Convertible Notes are convertible at any time at the option of the holder into shares of the Company’s common stock at $0.264 per share (subject to adjustment as described below under “DESCRIPTION OF PRIVATE PLACEMENT AND CONVERTIBLE NOTES” beginning on p. 36 of this prospectus.). The closing of the Private Placement occurred on May 8, 2013. The Senior Convertible Notes and the Senior Warrants were issued pursuant to a Securities Purchase Agreement, dated May 7, 2013, among the Company and the purchasers of the Senior Convertible Notes (the “Senior Securities Purchase Agreement”). In addition, in connection with the Private Placement, the Company entered into a Registration Rights Agreement under which it agreed to file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) covering the resale of the shares of the Company’s common stock issuable pursuant to the Senior Convertible Notes and Senior Warrants. The purchasers of the Senior Convertible Notes and the Senior Warrants in the Private Placement are the selling stockholders described in this prospectus. See “DESCRPTION OF PRIVATE PLACEMENT AND CONVERTIBLE NOTES” beginning on p. 36 of this prospectus.

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May 2013 Private Placement of Subordinated Convertible Notes and Warrants. On May 7, 2013, the Company entered into definitive agreements relating to a private placement (the “Junior Private Placement”) of $1.0 million in principal amount of Subordinated Convertible Notes due May 9, 2015 (the “Subordinated Convertible Notes”) and Warrants to the purchasers of the Subordinated Convertible Notes giving them the right to purchase up to an aggregate of 1,920,123 shares of our common stock at an exercise price of $0.302 per share (the “Junior Warrants”) (subject to adjustment as described below under “DESCRIPTION OF PRIVATE PLACEMENT AND CONVERTIBLE NOTES” beginning on p. 38 of this prospectus). The Subordinated Convertible Notes are convertible at any time at the option of the holder into shares of the Company’s common stock at $0.264 per share (subject to adjustment as described below under “DESCRIPTION OF PRIVATE PLACEMENT AND CONVERTIBLE NOTES” beginning on p. 36 of this prospectus.). The closing of the Junior Private Placement occurred on May 8, 2013. The Subordinated Convertible Notes and the Junior Warrants were issued pursuant to a Securities Purchase Agreement, dated May 7, 2013, among the Company and the purchasers of the Subordinated Convertible Notes (the “Subordinated Securities Purchase Agreement”).

Resignation of our Chief Financial Officer and Annual Meeting

Effective as of August 2, 2013, our Chief Financial Officer, Charles Trego, resigned. On September 26, 2013, we held our 2013 Annual Meeting, at which our shareholders approved an increase in our authorized shares of Common Stock from 200,000,000 to 350,000,000, and approved reelection of Tom Granville, our Chief Executive Officer, as a Director, and elected Charles Trego as a director. Subsequent to his election, the Board of Directors of the Company appointed Mr. Trego to its Audit Committee.

Appointment of new Chief Financial Officer

On October 9, 2013, we appointed Stephen Graham as our new Chief Financial Officer, effective as of October 21, 2013.

The Offering

Common stock offered by the selling stockholders:	Up to 65,330,714 shares of our common stock, par value $0.0001 per share, are being offered by the selling stockholders. These shares are issuable upon the conversion of our Senior Convertible Notes due on February 8, 2015 (the “Senior Convertible Notes”) at an initial conversion price of $0.264 per share and Warrants (the “Senior Warrants”) at an exercise price of $0.302 (both subject to adjustment as described below under “DESCRIPTION OF PRIVATE PLACEMENT AND CONVERTIBLE NOTES” beginning on p. 36 of this prospectus), which Senior Convertible Notes and Senior Warrants were issued by us to various selling stockholders in a private placement on May 8, 2013.

Offering prices:	The shares offered by this prospectus may be offered and sold at prevailing market prices or such other prices as the selling stockholders may determine.

Common stock outstanding:	153,127,215 shares as of October 4, 2013.

Dividend policy:	Dividends on our common stock may be declared and paid when and as determined by our board of directors. We have not paid and do not expect to pay dividends on our common stock.

OTCQB:	AXPW

Use of proceeds:	We are not selling any of the shares of common stock being offered by this prospectus and will receive no proceeds from the sale of the shares by the selling stockholders. All of the proceeds from the sale of common stock offered by this prospectus will go to the selling stockholders at the time they sell their shares.

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Risk Factors

See “Risk Factors” beginning on page 8 for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Our Address

Our principal executive offices are located at 3601 Clover Lane, New Castle, Pennsylvania 16105, and our telephone number is (724) 654-9300.

We are registering the shares being offered under this prospectus pursuant to the registration rights agreement that we entered into with the selling stockholders described below under “DESCRIPTION OF PRIVATE PLACEMENT AND CONVERTIBLE NOTES” beginning on p. 36 of this prospectus. We entered into the registration rights agreement in connection with a private placement (which closed on May 8, 2013) in which we offered and sold to the selling stockholders $9.0 million in principal amount of the Senior Convertible Notes (with a conversion price of $0.264 per share, subject to adjustment as described below under “DESCRIPTION OF PRIVATE PLACEMENT AND CONVERTIBLE NOTES” beginning on p. 36 of this prospectus) together with common stock purchase warrants (“Senior Warrants”) to purchase up to 17,281,107 shares of our common stock at an exercise price of $0.302 per share (subject to adjustment as described below under “DESCRIPTION OF PRIVATE PLACEMENT AND CONVERTIBLE NOTES” beginning on p. 36 of this prospectus.)

The number of shares of common stock that will be outstanding immediately after this offering is based on the shares of our common stock outstanding as of October 4, 2013 and assumes full conversion of the Senior Convertible Notes identified above. There is no guarantee that the Senior Convertible Notes will be converted into common stock. The number of shares of common stock that will be outstanding immediately after this offering does not include:

•	17,281,107 shares of common stock issuable upon exercise of the Senior Warrants outstanding as of May 8, 2013, at a conversion price of $0.302 per share;

•	1,920,123 shares of common stock issuable upon exercise of the Junior Warrants outstanding as of May 8, 2013, at a conversion price of $0.302 per share;

•	3,787,879 shares of common stock issuable upon conversion of the Junior Convertible Notes outstanding as of May 8, 2013, at an exercise price of $0.264 per share;

•	954,751 shares of common stock issuable upon the exercise of warrants (other than the Senior Warrants and the Junior Warrants) outstanding as of June 30, 2013, at a weighted average exercise price of $0.37 per share;

•	3,364,357 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2013, at a weighted average exercise price of $1.81 per share; and

•	3,403,256 shares of common stock reserved for future grant or issuance as of December 31, 2012 under all of our 2004 Outside Directors Stock Option Plan, our 2004 Incentive Stock Plan and our 2010 Employees and Officers Stock Option Plan.

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RISK FACTORS

Investing in our common stock is very speculative and involves a high degree of risk and uncertainty. You should carefully consider all of the information in this prospectus before making an investment decision. The following are among the risks we face related to our business, assets and operations. They are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also arise. Any of these risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our common stock. You should not purchase our shares unless you can afford to lose your entire investment.

Risk Relating to our business

We are subject to stringent environmental regulation.

We use or generate certain hazardous substances in our research and manufacturing facilities. We do not carry environmental impairment insurance. We believe that all permits and licenses required for our current business activities are in place. Although we do not know of any material environmental, safety or health problems in our property or processes, there can be no assurance that problems will not develop in the future which could have a material adverse effect on our business, results of operation, or financial condition.

Our products contain hazardous materials including lead.

Lead is a toxic material that is a primary raw material in our batteries. We also use, generate and discharge other toxic, volatile and hazardous chemicals and wastes in our research, development and manufacturing activities. We are required to comply with federal, state and local laws and regulations regarding pollution control and environmental protection. Under some statutes and regulations, a government agency, or other parties, may seek to recover response costs from operators of property where releases of hazardous substances have occurred or are ongoing, even if the operator was not responsible for such release or otherwise at fault. In addition, more stringent laws and regulations may be adopted in the future, and the costs of complying with those laws and regulations could be substantial. If we fail to control the use of, or inadequately restrict the discharge of, hazardous substances, we could be subject to significant monetary damages and fines, or be forced to suspend certain operations.

As we sell our products, we may become the subject of product liability claims.

Due to the hazardous nature of many of the key materials used in the manufacturing of our batteries, the producers of such products may be exposed to a greater number of product liability claims, including possible environmental claims. We currently have product liability insurance up to $1,000,000 per occurrence and $5,000,000 in the aggregate to protect us against the risk that in the future a product liability claim or product recall could materially and adversely affect our business operations. Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of our product. We cannot assure you that as we continue distribution of our products that we will be able to obtain or maintain adequate coverage on acceptable terms, or that such insurance will provide adequate coverage against all potential claims. Even if we maintain adequate insurance, any successful claim could materially and adversely affect our reputation and prospects, and divert management’s time and attention. If we are sued for any injury allegedly caused by our future products our liability could exceed our total assets and our ability to pay such liability.

We depend on key personnel, and our business may be severely disrupted if we lose the services of our key executives, employees, and consultants.

Our business is dependent upon the knowledge and experience of our key scientists, engineers, manufacturing staff and executive officers. Given the competitive nature of our industry, there is the risk that one or more of our key scientists or engineers will resign their positions, which could have a disruptive impact on our operations. If any of our key scientists, engineers or executive officers do not continue in their present positions, we may not be able to easily replace them and our business may be severely disrupted. If any of these individuals joins a competitor or forms a competing company, we could lose important know-how and experience and incur substantial expense to recruit and train suitable replacements. Our Compensation Committee remains committed to keeping our key team members in place as we move forward into greater commercialization of our PbC product. Currently, all of our key employees have employment contracts that include non-compete provisions.

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We have limited manufacturing experience with respect to our PbC technology, which may translate into cost overruns in manufacturing our products.

We do not have extensive manufacturing experience with respect to production of our commercial PbC negative electrode prototypes in quantities required to achieve our operational goals, and there is no assurance that we will be able to retain a qualified manufacturing staff or effectively manage the manufacturing of our proposed products when we are ready to do so.

We began the commercial production of our energy storage devices in 2012. We may in the future experience cost overruns in manufacturing our PbC products, and we may not have sufficient capital in the future to successfully complete such tasks. In addition, we may not be able to manufacture our products because of industry conditions, general economic conditions, and/or competition from potential manufacturers and distributors. These inabilities could cause us to abandon our current business plan and may cause our operations to eventually fail.

We need to continue to improve the performance of our commercial PbC products before we commit to achieve large scale production.

We need to continue to improve various aspects of our PbC technology as we move forward with larger scale production of our commercial prototypes. There is no assurance that we will be able to resolve technical issues. Future developments may reveal additional technical issues that are not currently recognized as obstacles. If we cannot continue to improve the performance of our products in a timely manner, we may be forced to redesign or delay large scale production or possibly abandon our product development efforts altogether.

We do not have any long-term vendor contracts.

We currently purchase the raw materials for our carbon electrodes and a variety of other components from third parties. We then fabricate our carbon electrodes and build our products in-house. We do not have any long-term contracts with suppliers of raw materials and components, and our current suppliers may be unable to satisfy our future requirements on a timely basis. Moreover, the price of purchased raw materials and components could fluctuate significantly due to circumstances beyond our control. If our current suppliers are unable to satisfy our long-term requirements on a timely basis, we may be required to seek alternative sources for necessary materials and components or redesign our proposed products to accommodate available substitutes.

We will be a small player in an intensely competitive market and may be unable to compete.

The lead-acid battery industry is large, intensely competitive and resistant to technological change. Even if our product development efforts are successful, we will have to compete or enter into further strategic relationships with well-established companies that are much larger and have greater financial capital and other resources than we do. We may be unable to convince end users that products based on our PbC technology are superior to available alternatives. Moreover, if competitors introduce similar products, they may have a greater ability to withstand price competition and finance their marketing programs. There is no assurance that we will be able to compete effectively.

To the extent we enter into strategic relationships, we will be dependent upon our partners.

Some of our products are not intended for direct sale to end users and our business may require us to enter into strategic relationships with manufacturers of other power industry equipment that use batteries and other energy storage devices as important components of their finished products. The agreements governing any future strategic relationships may not provide us with control over the activities of any strategic relationship we negotiate and our future partners, if any, could retain the right to terminate the strategic relationship at their option. Our future partners will have significant discretion in determining the efforts and level of resources that they dedicate to our products and may be unwilling or unable to fulfill their obligations to us. In addition, our future partners may develop and commercialize, either alone or with others, products that are similar to or competitive with the products that we intend to produce.

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Risks relating to our intellectual property

We may rely on licenses for our PbC technology, which may affect our continued operations with respect thereto.

As we develop our PbC technology, we may need to license additional technologies to optimize the performance of our products. We may not be able to license these technologies on commercially reasonable terms or at all. In addition, we may fail to successfully integrate any licensed technology into our proposed products. Our inability to obtain any necessary licenses could delay our product development and testing until alternative technologies can be identified, licensed and integrated. The inability to obtain any necessary third-party licenses could cause us to abandon a particular development path, which could seriously harm our business, financial position and results of our operations.

New technology may lead to our competitors developing superior products which would reduce demand for our products.

Research into the electrochemical applications for carbon nanotechnology and other storage technologies is proceeding at a rapid pace, and many private and public companies and research institutions are actively engaged in the development of new battery technologies based on carbon nanotubes, nanostructured carbon materials and other non-carbon materials. These new technologies may, if successfully developed, offer significant performance or price advantages when compared with our technologies. There is no assurance that our existing patents or our pending and proposed patent applications will offer meaningful protection if a competitor develops a novel product based on a new technology.

If we are unable to protect our proprietary technology and preserve our trade secrets, we will increase our vulnerability to competitors which could materially adversely impact our ability to remain in business.

Our ability to successfully commercialize our products will depend on our ability to protect those products and our technology with domestic and foreign patents. We will also need to continue to preserve our trade secrets. The issuance of a patent is not conclusive as to its validity or as to the enforceable scope of the claims of the patent. The patent positions of technology companies, including us, are uncertain and involve complex legal and factual issues.

We cannot assure you that our patents will prevent other companies from developing similar products or products which produce benefits substantially the same as our products, or that other companies will not be issued patents that may prevent the sale of our products or require us to pay significant licensing fees in order to market our products.

From time to time, we may need to obtain licenses to patents and other proprietary rights held by third parties in order to develop, manufacture and market our products. If we are unable to timely obtain these licenses on commercially reasonable terms, our ability to commercially exploit such products may be inhibited or prevented. Additionally, we cannot assure investors that any of our products or technology will be patentable or that any future patents we obtain will give us an exclusive position in the subject matter claimed by those patents. Furthermore, we cannot assure investors that our pending patent applications will result in issued patents, that patent protection will be secured for any particular technology, or that our issued patents will be valid or enforceable or provide us with meaningful protection.

If we are required to engage in expensive and lengthy litigation to enforce our intellectual property rights, the costs of such litigation could be material to our results of operations, financial condition and liquidity and, if we are unsuccessful, the results of such litigation could materially adversely impact our entire business.

We may find it necessary to initiate litigation to enforce our patent rights, to protect our trade secrets or know-how or to determine the scope and validity of the proprietary rights of others. We plan to aggressively defend our proprietary technology and any issued patents if funding is available to do so. Litigation concerning patents, trademarks, copyrights and proprietary technologies can often be time-consuming and expensive and, as with litigation generally, the outcome is inherently uncertain.

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Although we have entered into invention assignment agreements with our employees and with certain advisors, if those employees or advisors develop inventions or processes independently which may relate to products or technology under development by us, disputes may also arise about the ownership of those inventions or processes. Time-consuming and costly litigation could be necessary to enforce and determine the scope of our rights under these agreements.

We also rely on confidentiality agreements with our strategic partners, customers, suppliers, employees and consultants to protect our trade secrets and proprietary know-how. We may be required to commence litigation to enforce such agreements, and it is certainly possible that we will not have adequate remedies for breaches of our confidentiality agreements.

Other companies may claim that our technology infringes on their intellectual property or proprietary rights and commence legal proceedings against us which could be time-consuming and expensive and could result in our being prohibited from developing, marketing, selling or distributing our products.

Because of the complex and difficult legal and factual questions that relate to patent positions in our industry, we cannot assure you that our products or technology will not be found to infringe upon the intellectual property or proprietary rights of others. Third parties may claim that our products or technology infringe on their patents, copyrights, trademarks or other proprietary rights and demand that we cease development or marketing of those products or technology or pay license fees. We may not be able to avoid costly patent infringement litigation, which will divert the attention of management away from the development of new products and the operation of our business. We cannot assure investors that we would prevail in any such litigation. If we are found to have infringed on a third party’s intellectual property rights, we may be liable for money damages, encounter significant delays in bringing products to market or be precluded from manufacturing particular products or using particular technology.

Other parties may challenge certain of our foreign patent applications. If such parties are successful in opposing our foreign patent applications, we may not gain the protection afforded by those patent applications in particular jurisdictions and may face additional proceedings with respect to similar patents in other jurisdictions, as well as related patents. The loss of patent protection in one jurisdiction may influence our ability to maintain patent protection for the same technology in other jurisdictions.

Risks relating to our recent financing

Our recently acquired indebtedness reduces our financial flexibility and could impede our ability to operate.

We consummated a private placement on May 8, 2013 in which we issued an aggregate $9 million principal amount of Senior Convertible Notes and $1 million principal amount of Junior Convertible Notes. The Senior Convertible Notes are payable in nine equal monthly installments with the first pre payment made in June, 2013. The Junior Convertible Notes are payable once 2/3 of the principal amount of the Senior Convertible Notes are repaid. Although the notes are payable through the issuance of shares of our common stock to the noteholders, our ability to issue stock, instead of paying cash, to satisfy our payment obligations under the notes, is limited and subject to various conditions (including trading volume and stock price conditions for our Senior Convertible Notes) that we may not be able to meet. If we cannot meet these conditions, we could be required to repay some or all of the amounts due under the notes in cash, and we may not have the funds available to make one or more of such payments when due. Even if we do have funds so available, the use of cash to make such payments could adversely affect our ability to fund operations due to the diversion of necessary cash flow to fund operations to utilization for note payments. Furthermore, the notes impose certain restrictive covenants on us which may impede our ability to operate our business or raise further funds in the capital markets. For example, there are restrictions on incurring additional indebtedness, with exceptions, while the notes are outstanding.

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We are making, and intend to continue making, payments on our Senior Convertible Notes and Subordinated Convertible Notes in shares of our common stock, which could be highly dilutive to our shareholders.

As of the date of this prospectus, we do not believe that we will have the financial ability, nor would it be in the best interests of our shareholders, to make all payments on the notes in cash when due. Thus, we intend, as of the date hereof, to make such payments in shares of our common stock, to the greatest extent possible. Such payments shall be very dilutive to our shareholders.

Risks relating to our common stock

We have issued a large number of warrants and options, which if exercised would substantially increase the number of common shares outstanding.

On October 4, 2013, we had 153,127,215 shares of common stock outstanding, and (a) we have warrants outstanding that, if fully exercised, would generate proceeds of $6,164,639 and cause us to issue up to an additional 20,155,981 shares of common stock, and (b) we have options outstanding to purchase common stock that, if fully exercised, would generate proceeds of $6,471,789 and result in the issuance of an additional 4,360,344 shares of common stock.

As disclosed in “DESCRIPTION OF PRIVATE PLACEMENT AND CONVERTIBLE NOTES”, we have also entered into a dilutive private placement transaction with respect to the May 8, 2013 issuance of $9.0 million principal amount of Senior Convertible Notes and $1.0 million principal amount of Subordinated Convertible Notes.

As a key component of our growth strategy we have provided and intend to continue offering compensation packages to our management and employees that emphasize equity-based compensation and would thus cause further dilution.

Historically, we have not paid dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never paid cash dividends on our common stock. We intend to retain our future earnings, if any, to fund operational and capital expenditure needs of our business, and we do not anticipate paying any cash dividends in the forseeable future. Furthermore, certain of the terms of the Senior Convertible Notes and Subordinated Convertible Notes preclude us from paying dividends, and future financing instruments may do the same. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for our common stockholders in the forseeable future.

Our stock price may not stabilize at current levels.

Our common stock is quoted on the OTCQB. Since trading in our common stock began in January 2004, trading has been sporadic, trading volumes have been low and the market price has been volatile. The closing price reported as of October 4, 2013, the latest practicable date, was $0.115 per share. Current quotations are not necessarily a reliable indicator of value and there is no assurance that the market price of our stock will stabilize at or near current levels.

Future sales of our common stock could depress our stock price.

Sales of a large number of shares of our common stock, or the availability of a large number for sale, could materially adversely affect the per share market price of our common tock and could impair our ability to raise funds in addition offering of our debt or equity securities. In the event that we propose to register shares of common stock under the Securities Act of 1933 for our own account, certain shareholders are entitled to receive notice of that registration to include their shares in the registration, subject to limitations described in the agreements granting these rights.

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USE OF PROCEEDS

We are not selling any of the shares of common stock being offered by this prospectus and will receive no proceeds from the sale of the shares by the selling stockholders. All of the proceeds from the sale of common stock offered by this prospectus will go to the selling stockholders at the time they offer and sell such shares. We will bear all costs associated with registering the shares of common stock offered by this prospectus.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market information

Our common stock trades on the Over the Counter Bulletin Board under the symbol “AXPW”.  Trading in our common stock has historically been sporadic, trading volumes have been low, and the market price has been volatile.

The following table shows the range of high and low bid prices for our common stock as reported by the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

Period	High	Low
First Quarter 2011	$1.27	$0.55
Second Quarter 2011	$1.20	$0.60
Third Quarter 2011	$0.73	$0.42
Fourth Quarter 2011	$0.55	$0.25
First Quarter 2012	$0.64	$0.28
Second Quarter 2012	$0.47	$0.30
Third Quarter 2012	$0.36	$0.25
Fourth Quarter 2012	$0.34	$0.20
First Quarter 2013	$0.38	$0.27
Second Quarter 2013	$0.29	$0.14
Third Quarter 2013	$0.20	$0.12

On October 4, 2013, the closing price for our common stock as reported on the OTCQB was $0.115 per share.

Securities outstanding and holders of record

On October 4, 2013, there were 270 holders of record for our common stock and 153,127,215 shares of our common stock outstanding.

Dividends

We have never paid dividends.

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Information respecting equity compensation plans

Summary Equity Compensation Plan Information: The following table provides summary information on our equity compensation plans as of December 31, 2012:

Equity Compensation Plan category:	Number of shares Issuable on exercise of Outstanding options	Weighted average exercise price of outstanding options	Number of shares available for future issuance under equity compensation plans
Compensation plans approved by stockholders
2004 Incentive Stock Plan	-	$-	2,000,000
2004 Directors’ Option Plan	759,901	$1.01	24,256

Compensation not approved by stockholders
Options held by officers, employees, and consultants	1,340,500	$2.38	210,534
2010 Employees and Officers Stock Option Plan	1,975,744	1.50	1,379,000
Total equity awards	4,076,145	$1.70

The Company has two stockholder approved equity compensation plans, and on September 28, 2010, the board of directors amended the 2004 Director’s Option Plan without stockholder approval. For certain positions, the Company enters into employment and other contracts that provide for equity compensation arrangements other than those contemplated by the stockholder approved plans.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The Management’s Discussion and Analysis of Financial Condition and Results of Operations for the periods ended December 31, 2012 and June 30, 2013 are hereby incorporated by reference in their entirety from the Company’s Form 10-K for the year ended December 31, 2012, filed with the SEC on March 22, 2013 and its Form 10-Q for the quarter ended June 30, 2013, filed with the SEC on August 14, 2013, respectively1.

FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011, RESPECTIVELY, AND THE QUARTERS ENDED JUNE 30, 2013, AND 2012, RESPECTIVELY

The Company’s audited financial statements for the years ended December 31, 2012 and 2011, respectively, and the three months ended June 30, 2013 and 2012, respectively, are hereby incorporated by reference in their entirety from the Company’s Form 10-K for the year ended December 31, 2012, filed with the SEC on March 22, 2013 and its Form 10-Q for the six months ended June 30, 2013, filed with the SEC on August 14, 2013, respectively.

BUSINESS

Axion Power International, Inc. (the “Company”, Axion, “we”, “our”, or “us”) is a company whose primary purpose is to develop, design, manufacture and sell advanced energy storage devices and components that are based on our patented PbC Technology. In addition we manufacture standard and specialty lead-acid batteries. Our new PbC® batteries and components, which are manufactured primarily through the use of activated carbon as an alternative to lead in the battery’s negative electrode, have application to virtually all energy system storage functions. It is the Company’s long term goal to become a primary supply source of PbC negative electrodes to established battery manufacturers.

The Battery Industry

There are two principal types of lead-acid batteries: flooded batteries and valve regulated lead-acid. The choice of battery depends mainly on the specific application that the battery serves. Typical standby or stationary applications use valve regulated lead-acid batteries due to their inherent advantages, including spill proof design, low maintenance, and compact form, low self-discharge and high performance. On the other hand, applications like industrial equipment are better served by the flooded lead-acid battery types due to their superior performance in continuous deep discharge applications and at high operating temperatures, among other features. Technology within the lead-acid battery industry has remained relatively stable for the last 30 years, and an industry-wide lack of innovation has generally restrained growth into new applications and emerging markets.

1 The Company is eligible to incorporate by reference under General Instruction VII of Form S-1. Specifically, the Company notes that it has met the requirements of paragraphs A. – D. of General Instruction VII, and that it has not been, during the past three years, a registrant for an offering of “penny stock” as defined in Rule 3a51-1 as under Rule 3a51-1.g.1., it has had net tangible assets (Stockholders Equity) of at least $2 million in all three of its last fiscal years as set forth in its balance sheets for the years ended December 31, 2012, 2011 and 2010 (as reported in the Forms 10-K of the Company for the years ended December 31, 2012 and 2011, respectively), of $11.2 million, $10.7 million and $18.6 million, respectively.

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Alternative energy applications like wind and solar power require an energy storage solution that combines low cost and long deep discharge cycle life. Lead-acid batteries are currently one of the gold standards in large-scale power storage applications, but the low charge acceptance and short cycle-life of lead-acid chemistry at deep discharge levels is a primary inhibitor to growth. Due primarily to these limitations, a number of battery manufacturers are experimenting with alternative battery technologies that are far more expensive to implement, but offer substantial cycle-life advantages.

The North American lead-acid battery industry is mature with a few leading vendors that have a global presence and a larger number of smaller regional and local vendors that cater to the needs of the North American market. The first tier companies that have a global presence include EnerSys, Exide Technologies and Johnson Controls.  The second tier companies that cater mainly to the North American market include, among others, East Penn Manufacturing, GS Batteries, and Trojan Battery. The user segments that rely on lead-acid batteries include internal combustion engine automotive applications, standby applications ranging from uninterruptible power supplies to telecommunication applications, limited power storage for wind and solar systems and motive power for heavy-duty equipment and railroad applications.

Our Corporate History

Axion Power Corporation, our wholly owned subsidiary, was formed in September of 2003 to acquire and develop certain innovative battery technology. Since inception Axion Power Corporation has been engaged in research and development (“R&D”) of new technology for the production of our PbC batteries. On December 31, 2003, Axion Power Corporation engaged in a reverse acquisition with Tamboril Cigar Company (“Tamboril”), a public shell company whereby Axion Power Corporation became a wholly owned subsidiary of Tamboril. Tamboril was originally incorporated in Delaware in January 1997 and operated a wholesale cigar business until December 1998, after which date it was an inactive public shell until the reverse acquisition and subsequent name change to Axion Power International, Inc.

In February 2006, we acquired use of our Clover Lane facility. We have utilized this space to manufacture our specialty lead-acid battery products and to produce and test prototypes which incorporate our new technology. Our Clover Lane plant provides us the opportunity to manufacture batteries for sale under the Axion brand name; to manufacture for third parties under a specific contract arrangements; or to manufacture prototypes for our own use and testing, or for testing by our customers. Our facility has been fully tested and was found to be in compliance with emission standards established by new federal guidelines in accordance with the Clean Air Act–Title III.

Since inception, our operations have been financed through the sale of equity and debt instruments to investors, as well as loans and proceeds from government grants, and with minimal revenue generated from our operations. We believe that a successful transition from an R&D to development stage company to a PbC commercial manufacturing company was achieved in 2012 and it will provide us the growth opportunities to commercialize our PbC technology and thereby improve our financial condition, cash flow and market profile.

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Developments Since 2008

Since 2008, we have devoted a significant portion of our time and financial resources to upgrading, and where necessary, replacing existing battery manufacturing equipment as part of our long range business plan.   Our business plan anticipated utilizing upgraded equipment to manufacture our proprietary PbC lead carbon products. During 2009, we continued to make improvements to our production processes through purchases of equipment and the early stage of quality control systems. We also installed and continued to engineer our first prototype automated PbC negative electrode manufacturing line.

On December 22, 2009, we sold 45,757,572 shares of our common stock at a price of $0.57 per share for total gross proceeds of $26,081,816 and net cash proceeds of $24,928,323 after “breakup” fees and cash offering costs.

During 2010, we continued to improve and utilize our new prototype line which, together with certain manual processes, allowed us to manufacture our PbC negative electrodes for sale and for use in ongoing prototype testing. We then incorporated our knowledge and experience into the design of a second generation automated robotic line. There were two main challenges we needed to address in order to ready our product for commercial production quantities – (i) implementation of improved quality control; and (ii) increase in quantity production to targeted levels. We began discussions with a major “design and equipment manufacture” firm early in 2010 which, in the summer of 2010, led to a design and build contract for a robotic carbon electrode manufacturing line. The complete new line was delivered to us in 2011 and was put in place at our Green Ridge Road facility in New Castle, PA. We anticipate that the carbon electrode component of our PbC batteries for our various planned PowerCubeTM projects, for our hybrid locomotive Norfolk Southern project, for our automotive strategic partners and for testing on various other customer oriented projects will be manufactured with robotic precision on this second generation line. We also continue to identify further improvements to the new line which will be incorporated into the next generation.

Our upgrade and replacement of battery manufacturing equipment, begun in 2010, was completed in 2011 and included the installation of a new automatic paste mixer and a fixed orifice pasting line that will improve the quality and dimensional tolerances of battery plates. In addition, the assembly operation added an automatic stacker that will provide the precise wrap and alignment of absorbed glass matt separator that is needed for the production of our premium PbC products. 2011 also saw us complete the modernization of our second lead-acid production line; the rebuild of five casting machines; the addition of new welding equipment; and a 35% expansion of our formation area.

As a result of our having invested in the reconfiguration of our manufacturing space and in the training of our workforce, we have been able to seize an evolving opportunity to increase revenue and cash flow generated from specialty lead-acid batteries. On March 8, 2011, we announced that we had received a series of purchase orders for the production and immediate delivery of specialty flooded lead-acid batteries. The batteries will be branded by the purchaser. These shipments generated $7.9 million and $6.4 million, respectively in 2012 and 2011 product sales. The flooded lead-acid batteries were built by us, with the purchaser carrying the cost of inventory and providing the raw materials required. The battery order was, and remains, well-suited for production on our renovated, and under-utilized, manufacturing facilities at Clover Lane. This initiative is not a deviation from our long-term strategy which is focused on PbC battery and component production. Rather, it provided us with an opportunity to enhance that strategy by further training our factory personnel, while at the same time allowing us to make production and quality improvements. A further benefit was the generation of cash flow to reduce our cash burn rate as we moved forward toward the ready state for commercialization of our PbC products in 2012.

In 2011, our automotive work incorporated new OEM partners to the ongoing mix. An increasing body of empirical evidence is presented with respect to the lack of merit, and/or practicality, of existing stop-start battery solutions, the potential of our PbC product gains more and more traction. The clock is running for the US and European automotive manufacturers as they seek to comply with upcoming governmental regulations and consumer expectations for increased miles per gallon. European OEM’s in particular have made commitments to fleet wide adoption of hybridization for their future manufactured vehicles. This commitment was strongly influenced by European Union (EU) legislation that requires reductions in CO2 emissions for all new passenger vehicle production in Europe beginning in 2012. In most cases 2012 requirements that 65% of the fleet (average) is required to reduce CO2 emissions to 130 grams per kilometer, have been met by the OEM’s because their smaller engine cars brought the fleet average down to the required level. It will be far more difficult going forward as the required average percentage for the fleet ratchets up to 75% in 2013, 80% in 2014 and a full 100% (average) in 2015. Failure to comply with the regulation will result in a fine based on the number of grams of CO2 that were emitted above the 130 gram limit. The assessment begins with 5 euros for the first gram; 15 euros for the second; 25 euros for the third; 95 euros for the fourth; and 95 euros for every subsequent gram of CO2 over the 130 gram limit. This fine will be assessed against the entire new manufactured fleet of an OEM. In real terms it means that if an OEM manufactured one million vehicles for European consumption in 2015 (and there are several that do) and that if that manufacturer was 5 grams of CO2 over the limit (at the 135 grams of CO2 per kilometer level), then that manufacturer would be fined 235 million euros for the year 2015, and for every subsequent year of non-compliance (European Parliament regulation EC443/2009).

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We and others believe that the fastest, and least expensive, method of reducing CO2 emissions from an internal combustion engine vehicle is to equip the vehicle with stop-start technology. Simply put, in stop-start, every time the vehicle comes to rest the engine shuts off. When the operator takes their foot off the brake and re-engages, the engine comes back on. CO2 emission reductions, and the “hand in hand” fuel savings, are directly proportional to the time the engine is at rest. But, while the engine is off, there is still an ancillary load in the car that must be powered (headlights, heater/air conditioning, radio, power brakes, windshield wipers, door locks, dash board lights, power windows, etc.). The car battery will have to power this load, and it will have to do so without charge from the alternator, or integrated starter generator, because the engine is at rest. Several battery technologies can be utilized - expensive lithium ion, nickel metal hydride, supercapacitors in various forms and combinations, but these solutions all add four figures to the cost when the necessary ancillary equipment, required by these chemistries, is included in the equation. Prospective solutions in the form of conventional lead-acid batteries would cost a few hundred dollars but lead-acid batteries, in flooded, VRLA or AGM constructs, do not allow the vehicle to come close to fully functioning in accordance with stop/start design requirements. This is true because the lead-acid battery develops poor charge acceptance early in its life cycle resulting in extended charge time requirements between stop-start events. The result is a charging event that takes minutes, during which time, the vehicle engine cannot shut off and therefore does not reduce CO2 emissions, nor does it increase mpg, in conformance with government regulations. The solution offered by our PbC technology combines low cost, with a fast rate of charge acceptance and achieves the specified stop-start performance that is needed to comply with CO2 emissions regulations, while at the same time improving miles per gallon performance. We feel we have the best potential product for the emerging micro-hybrid (stop-start) market and therefore we have devoted considerable time and money in working with our strategic partners and prospective customers in this area. In 2012, two new major players in the automotive and truck manufacturing industry, joined our programs. Since the end of 2012, two additional OEM’s have moved into programs with us.

A major focus in 2011 was our continued effort in the hybrid locomotive application. Similar to the hybrid vehicle market, battery charge acceptance and ability to take advantage of opportunity charging are key elements in providing a product for the hybrid locomotive market. If one adds to the equation the hybrid locomotive’s need for a product that also has a “high cycle life” component, you can easily see why we feel our PbC battery, with high charge acceptance, fast re-charge ability and high cycle life, has a significant advantage in this market. Most of our work over the last three years has been with Norfolk Southern, with whom we forged a partnership after the early battery technologies they chose to work with proved to be inadequate for the unique needs of that hybrid technology. After initial testing confirmed that our PbC product demonstrated great potential for the hybrid locomotive market, we entered into a 12 month service and supply agreement with Norfolk Southern, under which we initially provided engineering expertise and small quantities of batteries for their in house testing. This arrangement evolved into the sale of a much greater quantity of batteries for their use in large string testing. That string testing proved out well in 2012 and in the 4th quarter, we shipped all the batteries required for Norfolk Southern to rebuild their NS-999 all electric “yard slug” locomotive. When road worthiness is confirmed, the yard slug will go into yard service moving shipments and railroad cars into new train, and other yard configurations. Our work continues in the development and commissioning of an “over the road” hybrid locomotive that has been on a parallel path with the yard slug application.

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With the financial assistance provided by the Pennsylvania Energy Development Authority and Commonwealth Financing Authority grants we were awarded, we commissioned our first PowerCube™ product onsite at our Clover Lane facility in November of 2011. The PowerCube was fully integrated by us and, in addition to the batteries, contains a racking system, electronics and power equipment, battery management system, climate control and fire suppression systems. As part of this undertaking, we entered into a partnership with Viridity Energy and PJM (the largest Regional Transmission Organization in the US). Basically through this arrangement, the PowerCube was network connected to the PJM system and allowed us to respond through Viridity to curtailment and demand response signals from PJM. Our strategic partnerships with Viridity and PJM were originally formed partially in response to anticipated new rulings from the Federal Energy Regulatory Commission (FERC). The new rulings took place in October of 2011 and basically allowed power sources, of 500kW down to 100kW, to be connected to the grid. They also ruled that “pay for performance” provisions would be phased in during calendar year 2012, and they were in October of 2012. “Pay for performance” translates into “the faster one responds the higher rate the utility will pay on a per kilowatt basis based on three performance metrics”. Our metrics have averaged close to 95%, and as a result our reimbursement rate is approximately 1.9 times greater than it was at the beginning of the program. In addition, in 2012 we increased our participation rate from a couple of hours per day, to 50 plus hours per week. More is possible but we are currently limited by the times that the signal channel is available. The available times have been increasing subsequent to the end of 2012. Our cube not only allows us to fully test our system, but it also allows network testing. Of course a main focus of the onsite PowerCube is still its function as a test bed for several of our applications that incorporate large strings of batteries. We have added to those applications in 2012 and in the first quarter of 2013.

Since the PowerCube can be scaled, we began a parallel path development of smaller PowerCube units (mini-cubes) in 2011. These mini-cube applications include residential storage (at levels down to 10kW) and small commercial storage. The units can be connected to wind and solar power sources in addition to filtering power directly from the grid. The end product will provide backup power, power quality, power smoothing, and potential peak shaving. In 2012 we entered into a distribution agreement with Rosewater Energy, a group that will take this product to market in North America.

We completed our work on a $1.0 million grant from the Office of Naval Research (ONR) in 2011. This project was aimed at developing a product for the Navy and Marine Corps silent watch program and their assault vehicle program. This program provided us with valuable information that we will utilize across the spectrum of our products. We have billed $1.0 million and collected all monies less a 1% service fee as of December 31, 2012.

On February 3, 2012, we completed a registered direct common stock offering at a per share price of $0.35 per share. This straight equity transaction, at a 10% discount to market based on trailing average, provided total gross proceeds of $9.4 million and net cash proceeds of $8.6 million to us after allowing for placement fees and expenses of the offering.

A grant for the deployment of solar panels at our Greenridge facility was received from the Commonwealth Financing Authority of Pennsylvania. The project was completed and was signed off on in February of 2012 and the final $41,171 was collected in May of 2012. The solar panels provide an energy offset to power used in our Greenridge building.

In May of 2012, we were awarded a $150,000 Phase I grant from the U.S. Department of Energy to fund a commercialization plan for the use of its PbC batteries in a “low-cost, high-efficiency” dual battery architecture for micro-hybrid vehicles. We successfully completed this program, and as of April 30, 2013, all monies were received.

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Our Business and Products

More than eight years have been devoted to research and development on various aspects of our PbC technology. Our work has focused on developing our intellectual property, characterizing baseline performance, developing proprietary treatment processes for the activated carbon we use in our electrodes, developing proprietary designs and manufacturing techniques for electrode assemblies and fabricating a series of material and design evaluation prototypes that range from single cell to multi-cell batteries.

Our PbC energy storage device is a hybrid battery supercapacitor that combines the simplicity of lead-acid batteries with the faster recharge rate, longer cycle life and greater charge acceptance of supercapacitors. The result is a relatively low cost device that has versatility of design that will allow differing iterations to deliver maximum power; maximum energy; or a range of balances between the two.

Our PbC technology is protected by thirteen issued U.S. patents and other proprietary features and structures and we typically have a number of additional patent applications in process at any point in time. The resulting devices are technically sophisticated and yet simple in design. The carbon negative electrode assemblies are fabricated from readily available raw materials using, for the most part, standard industrial processes and techniques. The PbC negative electrodes that are then assembled into PbC batteries can employ the same cases, covers, positive electrodes, separators and electrolyte that are used in conventional lead-acid batteries. Our PbC batteries can be assembled with the same equipment and methodology used throughout the world for manufacturing conventional lead-acid batteries. PbC batteries use significantly less lead than standard lead-acid batteries with a comparable footprint, and the lead, plastics and acid employed, just like lead-acid batteries, can be routinely and profitably recycled at existing recycling facilities around the world. As is the case with the lead-acid battery, we expect that in the United States our PbC battery will be fully recycled 99.1% of the time (United States Environmental Protection Agency, Solid Waste and Energy Response [5306P]).

We believe our advanced battery technologies are uniquely situated to answer the current challenges facing the lead acid battery industry and the battery industry, including the new chemistries (such as lithium-ion, nickel metal hydride, etc.) as a whole. While we explore the various potential applications for our PbC technology, two facilities in New Castle, Pennsylvania provide us with both an excellent R&D facility and a production plant in which to produce our advanced energy storage devices. In manufacturing our PbC battery using conventional lead-acid battery production methods, we provide proof to our future PbC negative electrode customers that our product is suitable to immediate use in their factories.

The PbC battery production was limited by our inability to make the carbon electrodes in large numbers and with full automated quality control. As part of our plan to transition from pilot production of PbC negative electrodes to commercial manufacturing, in 2010 we entered into a long term lease for an additional New Castle, Pennsylvania facility that we had been subleasing since 2008 (our Green Ridge Road facility). This 45,000 square foot facility currently houses our Gen II robotic PbC negative electrode production line. In addition, during this transition we:

☐	refined our fabrication methods for carbon sheeting, packet assembly and other key components of our carbon electrode assemblies;

☐	demonstrated the feasibility of manufacturing our PbC device and our other technologies, using standard techniques and equipment;

☐	demonstrated that the proper quality control can be achieved on our robotic PbC negative electrode manufacturing line;

☐	demonstrated and documented the performance of our products in key applications; and

☐	Demonstrated that we can respond appropriately to anticipated and unanticipated technical and manufacturing challenges.

Our Clover Lane facility has a permitted manufacturing capacity of 3,000 batteries per day, so we currently have excess battery manufacturing capacity. This allows us to dedicate a portion of this production capacity to direct sale high margin specialty batteries that are required in relatively small numbers, as well as have the flexibility to respond to industry requests to provide contract manufacturing. We are also able to respond quickly as other opportunities to manufacture traditional products present themselves.

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Meanwhile, we plan to develop our lead carbon technology for use in a variety of applications in different markets including:

☐	Motive Power;

☐	Utility Grid Connected Power;

☐	Standby Power (UPS); and

☐	Military applications.

We believe demand for cost-effective energy storage systems produced using our PbC technology will grow rapidly. We also believe that our technologies can be among the leaders in the high performance battery market, and that our competitive advantages will include:

☐	excellent partial state –of-charge performance when compared to advanced lead acid and lithium ion products;

☐	significantly longer life in string applications with minimal battery management when compared to advanced lead acid;

☐	dramatically better charge acceptance when compared to advanced lead acid;

☐	significantly faster recharge rate when compared to advanced lead acid and lithium ion and other storage chemistries;

☐	significantly longer cycle lives in deep discharge applications when compared to advanced lead acid and similar life when compared to lithium ion;

☐	significantly better ability to be recycled and end of life value ($.30~ value per pound compared to $.45 cost per pound cost to be disposed of compared to lithium ion;

We anticipate our ability to establish and maintain a competitive position will be dependent on several factors, including:

☐	the availability of raw materials and key components;

☐	our ability to design and manufacture commercial carbon electrode assemblies;

☐	our ability to establish and operate facilities that can fabricate PbC negative electrode assemblies and commercially manufacture our PbC device with consistent quality at a predictable cost;

☐	our ability to establish and expand a customer base;

☐	our ability to execute and perform on any future strategic distribution agreements with tier one and/or tier two battery manufacturers;

☐	our ability to compete against established, emerging, and other storage technologies;

☐	the market for batteries in general; and

☐	our ability to retain key personnel.

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Our objective is to become an industry leader in the development and production of components for low cost, high performance energy storage systems. We plan to achieve this objective by pursuing the following core strategies:

☐	Platform technology business model. We plan to implement a platform technology business model that will focus on developing and manufacturing carbon electrode assemblies that we can offer for sale to established battery manufacturers who want to use our PbC carbon electrode products in their batteries.

Leverage relationships with thought leaders. We are engaged in discussions with industry consortia, research institutions, automotive OEM’s, rail transportation providers and other thought leaders in the fields of utility applications and hybrid electric vehicle technology. As we develop our relationships in the field of energy research, we believe the opportunities for government funding and consortia participation will expand and improve our access to potential suppliers and customers.

☐	Leverage relationships with battery manufacturers. Our business model is based on the premise that, as we continue forward, we can most effectively address the needs of the market by selling PbC negative electrode assemblies to established lead-acid battery manufacturers who want to add advanced battery technology to their existing product lines. This business model should allow us to leverage the business abilities, manufacturing facilities and distribution networks of established manufacturers in order to reduce our time to market and increase our potential market penetration.

☐	Build a recognized brand. We believe strong brand name recognition is important in order to increase product awareness and to effectively penetrate the mass market. We intend to differentiate our brand by emphasizing our combination of high performance and low total cost of ownership per storage cycle.

☐	Focus on specific markets. Markets for motive power, utility grid connected power, standby power (UPS) and military applications are becoming increasingly attractive. We are actively pursuing the use of our lead carbon technology products in these emerging market sectors.

☐	Maintain our technical advantage and reduce manufacturing costs. We intend to maintain our technical advantage by continuing to invest in R&D in order to improve the performance of our PbC devices and other technologies and to continue to lower our manufacturing costs. Our R&D focus will now be working with prospective customers on the commercial application of our PbC technology to fit their unique requirements`

The battery industry is mature, capital intensive, heavily regulated, highly competitive and averse to product performance risks associated with radical departures from established technology. We do not believe we will be able to make a credible entry into the battery market until we continue to prove the advantages of our PbC device technology in projects with end users in our targeted markets. Therefore, our business plan contemplates two discrete phases: the development phase (including prototype and demonstration) and the commercialization phase.

Commercialization Phase. During the commercialization phase, formally begun in 2012, we started to implement a platform technology business model where we will develop and manufacture the PbC carbon electrode assemblies that are unique to our PbC batteries. In addition to using these assemblies in our batteries, we eventually intend to sell our proprietary assemblies to other established battery manufacturers who are seeking to market more advanced batteries. We believe a platform technology business model will reduce our time to market, allow us to rely on the established business abilities of existing manufacturers and forge a strong brand identity for our PbC products, while, at the same time, allowing us to focus on a narrow band of value-added activities that should minimize our investment and maximize our profitability.

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Until we complete initial planned commercial projects in our targeted markets, our negotiation position with respect to developing customer relationships with established battery manufacturers may be impaired. Even if our initial planned commercial projects are successful, we may be unable to negotiate manufacturing relationships on terms acceptable to us.

We plan to initially focus on high-value market segments where the total cost of ownership is the primary determining factor in product selection. We believe our commercial PbC device will be most appealing where longer life, high performance, and low maintenance are fully valued.

Our Patents and Intellectual Property

We own thirteen issued U.S. patents at the date of this report covering various aspects of our PbC technologies, and we typically have a number of patent applications in process at any point in time. There is no assurance that any of the pending patent applications will ultimately be granted. Our issued patents are:

☐        U.S. Patent No. 6,466,429 (expires May 2021) - Electric double layer capacitor;

☐        U.S. Patent No. 6,628,504 (expires May 2021) - Electric double layer capacitor;

☐        U.S. Patent No. 6,706,079 (expires May 2022) - Method of formation and charge of the negative polarizable carbon electrode in an electric double layer capacitor;

☐        U.S. Patent No. 7,006,346 (expires April 2024) - Positive Electrode of an electric double layer capacitor;

☐        U.S. Patent No. 7,110,242 (expires February 2021) - Electrode for electric double layer capacitor and method of fabrication thereof;

☐        U.S. Patent No. 7,119,047 (expires February 2021) - Modified activated carbon for carbon for capacitor electrodes and method of fabrication thereof;

☐        U.S. Patent No. 7,569,514 (expires May 22, 2021) - Method of Fabrication of Modified Activated Carbon

☐        U.S. Patent No. 7,881,042(expires March 2027) – Activated Carbon Electrode with PTFE B

☐        U.S. Patent No. 8,023,251(expires November 2028) – Hybrid Energy Storage Device and Method of Making Same

☐        U.S. Patent No. 7,998,616(expires February 2028) – Negative Electrode for a Hybrid Energy Storage Device

☐        U.S. Patent No. 8,202,653 (expires February 2028) – Electrode Grid Structure

☐        U.S. Patent No. 8,192,865 (expires October 2027) – Negative Electrode for a Hybrid Energy Storage Device

☐        U.S. Patent No. 8,347,468 (expires February 2031) – Method of Making a Current Collector

Presently, we have no obligation to pay any royalties or license fees with respect to the commercialization of our PbC device technology, and we are not subject to any field of use restrictions. We believe our patents and patent applications, along with our trade secrets, know-how and other intellectual property, will be critical to our success.

Our ability to compete effectively with other companies will depend on our ability to maintain and protect the PbC device intellectual property and technology. We plan to file additional patent applications in the future. However, the degree of protection offered by our existing patents or the likelihood that our future applications will be granted, or the degree of protection afforded by future patents, if granted, is uncertain. Competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investment in competing technologies, may have, or may apply for and obtain patents that will prevent, limit or interfere with our ability to make and sell products based on our PbC device technology. Competitors may also intentionally infringe on our patents. The prosecution and defense of patent litigation is both costly and time-consuming, even if the outcome is favorable to us. An adverse outcome in the defense of a patent infringement suit could subject us to significant liabilities to third parties and prevent us from using all or any portion of the technology covered by such a patent. Although third parties have not asserted any infringement claims against us, there is no assurance that third parties will not assert such claims in the future.

We also rely on trade secrets and know-how, and there is no assurance that others will not independently develop the same or similar technology or obtain unauthorized access to our trade secrets, know-how and other unpatented technology. To protect our rights in these areas, we require all employees, consultants, advisors and collaborators to enter into strict confidentiality agreements. These agreements may not provide meaningful protection for our unpatented technology in the event of an unauthorized use, misappropriation or disclosure. While we have attempted to protect the unpatented proprietary technology that we develop or acquire, and will continue to attempt to protect future proprietary technology through patents, copyrights and trade secrets, we believe that our success will depend, to a large extent, upon continued innovation and technological expertise.

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We may need to license additional technologies to optimize the performance of our products. We may not be able to license these technologies on commercially reasonable terms or at all. In addition, we may fail to successfully integrate any licensed technology into our proposed products. Our inability to obtain any necessary licenses could delay our product development and testing until alternative technologies can be identified, licensed and integrated.

In general, the level of protection afforded by a patent is directly proportional to the ability of the patent owner to protect and enforce those rights through legal action. Since our financial resources are limited, and patent litigation can be both expensive and time consuming, there can be no assurance that we will be able to successfully prosecute an infringement claim in the event that a competitor develops a technology or introduces a product that infringes on one or more of our patents or patent applications. There can be no assurance that our competitors will not independently develop other technologies that render our proposed products obsolete. In general, we believe the best protection of our proprietary technology will come from market position, technical innovation, speed-to-market, and product performance. There is no assurance that we will realize any benefit from our intellectual property rights.

Our Competition

Our PbC technology is potentially competitive with technologies being developed by a number of new and established companies engaged in the manufacture of storage devices or components for storage devices. In addition, many universities, research institutions and other companies are developing advanced energy storage technologies including:

☐	symmetric supercapacitors;

☐	asymmetric supercapacitors with organic electrolytes;

☐	nickel metal hydride batteries;

☐	lithium-ion batteries;

☐	other advanced lead-acid devices; and

☐	flow batteries.

Other business entities are developing advanced energy production technologies like fuel cells, solar cells and windmills which may use our products, or, in some cases, compete with our products. Since some of our competitors are developing technologies that may ultimately have costs similar to, or lower than, our projected costs, there can be no assurance we will be able to compete effectively.

Our competitors with more diversified product offerings may be better positioned to withstand changing market conditions. Some of our competitors own, partner with, have longer term or stronger relationships with suppliers of raw materials and components, which could result in them being able to obtain raw materials on a more favorable basis than us. It is possible that new competitors or alliances among existing competitors could emerge and rapidly acquire significant market share, which would harm our business.

The development of technology, equipment and manufacturing techniques and the operation of a facility for the automated production of rechargeable batteries require large capital expenditures. In order to minimize our capital investment in manufacturing facilities and establish strong brand name recognition for our products, our overall strategy is to negotiate strategic alliances and other production agreements with established battery manufacturers that want to add high-performance co-branded products to their existing product lines. There can be no assurance, however, that our PbC platform technology business model will succeed in the battery industry.

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Raw Materials

During the research stage, we used readily available raw materials, off-the-shelf components manufactured by others and hand-made components fabricated by our staff. When we begin manufacturing our PbC products in large commercial quantities, we will need to establish reliable supply channels for commercial quantities of raw materials and components. We believe established suppliers of raw materials and components will be able to satisfy our requirements on a timely basis. However, we do not have any long-term supply contracts and the unavailability of necessary raw materials or components could delay the production of our products and adversely impact our results of operations.

Lead is the primary raw material in lead-acid batteries and currently accounts for 80% of our raw material and component costs in the specialty conventional lead-acid batteries we now manufacture. Lead prices have fluctuated dramatically over the last three years, similar to other industrial grade commodity metals. Although our PbC battery does not require as much lead as a conventional lead-acid battery, lead is still a major raw material component.

Environmental Protection

Lead is a toxic material that is a primary raw material in our PbC batteries. We also use, generate and discharge other toxic, volatile and hazardous chemicals and wastes in our research, development and manufacturing activities. We comply with federal, state and local laws and regulations regarding pollution control and environmental protection. Under some statutes and regulations, a government agency, or other parties, may seek to recover response costs from operators of property where releases of hazardous substances have occurred or are ongoing, even if the operator was not responsible for such release or otherwise at fault. In addition, more stringent laws and regulations may be adopted in the future, and the costs of complying with those laws and regulations could be substantial. If we fail to control the use of, or to adequately restrict the discharge of, hazardous substances, we could be subject to significant monetary damages and fines, or forced to suspend certain operations. Our facility was previously tested and found to be in compliance with emission standards as established by new federal guidelines in accordance with the Clean Air Act – Title III.

Our Research and Development

We engage in extensive R&D activities for the purpose of improving our PbC technology and our proposed products. Our goal is to continue to increase efficiency and reduce costs in order to maximize our competitive advantage. Our R&D organization works closely with our engineering and business development teams, our suppliers and our potential customers to improve our product design and lower manufacturing costs. Going forward R&D will be primarily focused working with prospective customers to determine how our PbC technology best fits their unique requirements. During 2012 and 2011, we spent $4.9 million and $5.1 million, respectively, on R&D. While our limited financial resources and brief operating history makes it difficult for us to estimate our future expenditures, we expect to incur R&D expenditures of consistent magnitude for the foreseeable future.

Our Employees

As of October 4, 2013, we employed a staff of approximately 80, including an 11 member scientific and engineering team, and 53 people who are involved principally in manufacturing. We are not subject to any collective bargaining agreements, and we believe we have a good relationship with our employees.

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Description of Properties

On March 28, 2010, we renewed our lease for existing space at our manufacturing plant located at 3601 Clover Lane in New Castle, Pennsylvania. The salient terms of the renewal lease are as follows:

☐	The term commenced on April 3, 2010 with an initial term of three years.

☐	The renewal lease may be extended for two successive five-year renewal options with future rent to be negotiated at a commercially reasonable rate.

☐	The battery manufacturing facility includes 70,438 square feet of floor space, including 7,859 square feet of office, locker, lab and lunch area, 46,931 square feet of manufacturing space, 1,488 square feet of dedicated lab space, 9,200 square feet of storage buildings and 5,000 square feet of basement area.

☐	The rental amount for the initial term is $16,700 per month, which is fixed through 2013. In addition to the monthly rental, we are obligated to pay all required maintenance costs, taxes and special assessments, maintain public liability insurance, and maintain fire and casualty insurance for an amount equal to 100% of the replacement value of the leased premises.

☐	On May 26, 2011 we executed an addendum to the existing lease agreement which resulted in the lease of an additional 2,160 square feet of additional space for $500.00 per month. There were no other changes to the existing lease.

☐	With the execution of the addendum we now lease 72,598 square feet for a monthly rent of $17,200.

On March 10, 2013, we renewed our lease for our manufacturing plant at 3601 Clover Lane in New Castle, Pennsylvania. The lease renewal, which commenced on April 3, 2013, is for a term of five years with one five year renewal option. All other terms and conditions of the lease are the same as the existing lease agreement.

On November 4, 2010, the Company entered into a Commercial Lease (“Lease”) with Becan Development, LLC (“Lessor”) to lease a 45,000 square foot building, located at 209 Green Ridge Road in New Castle PA, (the “Property”), which the Company currently occupies to house various offices and manufacturing facilities. The salient terms of the Lease are as follows:

☐	The Lease term commenced on January 1, 2011 and the term expires on December 31, 2015.

☐	The Lease may be extended for two 5-year terms, by giving notice not less than 30 nor more than 120 days before the expiration of the initial term or first renewal term (as applicable). The renewal leases shall be on terms substantially similar to the terms of the initial Lease except for any adjustment to rent, if warranted, as mutually agreed upon by Lessor and the Company.

☐	The rental amount for the initial term is $19,297 per month and is on a “triple net” basis.

☐	If the Company is able to obtain sufficient funding from either the federal or state government or agencies, and it enters into a binding agreement to purchase the Property, the Lease shall be immediately terminated and Lessor shall credit the most recent 6 months of actual rental payments made to Lessor against the purchase price of the Property.

☐	The Company also has a right of first refusal to purchase the property within 30 days of receipt of notice of a third party offer from Lessor upon substantially the same terms as those offered by the third party

☐	The Lease contains market terms on standard provisions such as defaults and maintenance

LEGAL PROCEEDINGS

From time to time, we are involved in lawsuits, claims, investigations and proceedings, including pending opposition proceedings involving patents that arise in the ordinary course of business. There are no matters pending that we expect to have a material adverse impact on our business, results of operations, financial condition or cash flows.

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MANAGEMENT

Our board of directors directs the management of the business and affairs of our company as provided in our certificate of incorporation, our by-laws and the General Corporation Law of Delaware. Members of our board of directors keep informed about our business through discussions with senior management, by reviewing analyses and reports sent to them, and by participating in board and committee meetings.

Board Leadership Structure and Risk Oversight; Diversity

Our Company is led by Thomas Granville, who has served as chief executive officer and chairman of the board since 2005 (he is to serve as interim Principal Financial Officer effective as of August 2, 2013 until the newly announced Chief Financial Officer, Stephen Graham, joins us on October 21, 2013.) Our board of directors is divided into three classes of directors that serve for staggered three-year terms. Two of our current board members have been elected to serve for terms that expire on the date of our 2014 Annual Meeting; one has been elected to serve for term that expires on the date of our 2015 Annual Meeting; and two were elected at the 2013 Annual Meeting to serve for a term that expires on the date of our 2016 Annual Meeting. The board has four standing committees – audit, compensation, nominating and technology. The Audit Committee is comprised solely of independent directors (except for Charles Trego), and each committee has a separate chair. Our Audit Committee is responsible for overseeing risk management, and our full board receives periodic reports from management.

Our board leadership structure is used by other smaller public companies in the Unites States, and we believe that this leadership structure is effective for the Company. We believe that having a combined Chairman/CEO and chairs for each of our board committees is the correct form of leadership for our Company. We have a single leader for our Company and oversight of Company operations by experienced directors, three of whom are also committee chairs. We believe that our directors provide effective oversight of the risk management function, especially through the work of the Audit Committee and dialogue between the full board and our management.

The Company does not currently consider diversity in identifying nominees for director. Due to the small size of the Company, the priority has been in attracting qualified directors, and issues such as diversity have not yet been considered.

The following table identifies our current directors and specifies their respective ages and positions with our Company.

Name	Age	Position
Thomas Granville	69	Chief Executive Officer and Director
Michael Kishinevsky	47	Director
Howard K. Schmidt, Ph. D.	55	Director
Charles R. Trego(1)	63	Director
D. Walker Wainwright	63	Director

(1)	Mr. Trego was our Chief Financial Officer until August 2, 2013.

Thomas Granville, 68, has served on our board of directors since February 2004 and is both our chairman of our board of directors and chief executive officer. Mr. Granville served as the president of a New York State elevator company that specialized in the installation and maintenance of elevators, escalators, moving walkways and other building transportation products. Mr. Granville also served 15 years as treasurer and ten years as the president of the National Elevator Industry Inc., a trade association that represents elevator manufacturers and contractors, where his duties included labor negotiations for national contracts and oversight duties to a $2.3 billion national pension fund. Mr. Granville has also been a partner, or the general partner, of a number of real estate partnerships that owned multi-family housing, commercial real estate and a cable television company. Mr. Granville is a 1967 graduate of Canisus College. (BA - Business Administration). The Company has determined that Mr. Granville should serve as a director due to his position as senior executive officer of the Company, which gives him valuable insight, as well as his prior managerial experience which provides unique insight for the Board into the operations of the Company.

Michael Kishinevsky, 47 is an independent director who has served on our board since June 2005. Mr. Kishinevsky is a Canadian lawyer who had been principally engaged in the practice of corporate and commercial law from February 1995 until August 2005. For five years Mr. Kishinevsky served as general legal counsel for C&T. Mr. Kishinevsky currently serves as a director of Sunrock Consulting Ltd., a company he co-founded in October 1995, which specializes in the import and distribution of carbon black and synthetic rubber. He is also the president and director of SunBoss Chemicals Corp., a corporation specializing in chemical additives for the custom rubber mixing industry. Mr. Kishinevsky is a 1989 graduate of the University of Calgary (B.Sc. in Cellular, Molecular and Microbial Biology and B.Sc. in Psychology) and a 1993 graduate of the University of Ottawa Law School. Mr. Kishinevsky was called to the bar in the Ontario courts in 1995 and is a member of the Law Society of Upper Canada. The Company has determined that Mr. Kishinevsky should serve as a director due to his legal background as well as his import and distribution experience which provides expertise on the Board with regard to product distribution.

Howard K. Schmidt, Ph.D., 54, is an independent director, who has served on our board of directors since April, 2005. Dr. Schmidt has been employed as a Petroleum Engineering Consultant at Saudi Aramco since August, 2009. Dr. Schmidt is an expert in the field of carbon nanotechnology and single-wall carbon nanotubes, and occasionally acts as an expert witness in nanotechnology patent litigation. He founded AOTA Energy, LLC in mid-2009 to pursue long-term research in renewable energy and sustainable water technologies. Prior to Aramco, Schmidt served as a Senior Research Fellow in the Department of Chemical and Biomolecular Engineering at Rice University in Houston, Texas. Between September, 2003 and March, 2008, he was the Executive Director of the Carbon Nanotechnology Laboratory (the “CNL”) at Rice University. Before joining CNL, Dr. Schmidt operated Stump Partners, a Houston-based consultancy firm and was involved in two Internet ventures. In 1989, Dr. Schmidt founded SI Diamond Technology, Inc., a company that received the prestigious R&D 100 Award from Research and Development Magazine in 1989, went public in 1993, and recently changed its name to Applied Nanotech Holdings, Inc. Dr. Schmidt holds two degrees from Rice University (BS-Electrical Engineering, 1980 and Ph.D.-Chemistry, 1986). The Company has determined that Dr. Schmidt should serve as a director due to his unique and extensive technical knowledge.

Charles R. Trego, 63,  joined the Company as Chief Financial Officer on April 1, 2010 and resigned on August 2, 2013. He was elected as a director on September 26, 2013. He most recently served as Executive Vice President and Chief Financial Officer of Minrad International, an Amex-listed pharmaceutical and medical device company in Orchard Park, NY. Minrad was acquired by India's Piramal Healthcare in early 2009, and Trego was an integral part of the acquisition strategy and managed the bridge financing through the transition. He served as a consultant providing financial management services to several companies from April 2009 to February 2010. Prior to that, from 2005 to 2008, he was Senior Vice President and Chief Financial Officer of Elmira NY-based Hardinge Inc, a Nasdaq-listed global machine tool company ($327 million in annual revenue), and from 2003 to 2005 he was Chief Financial Officer and Treasurer of Latham NY-based Latham International ($180 million in annual revenue), a privately held manufacturer and marketer of swimming pool components, His career began with a position as Senior Auditor with Ernst & Whinney in Dayton, and continued with financial officer positions with increasing responsibility with Ponderosa Inc., Bojangles of America, Rich Sea Pak, Rymer Foods and Rich Products Corporation. During his 14-year tenure as Chief Financial Officer at Rich Products, revenue increased from $650 million to more than $1.8 billion. He has over 30 years of experience as a financial officer of global middle businesses across several industries and includes private (family), public and private equity ownership structures. He has served as the chief financial officer of startup, turnaround, restructuring and growth businesses with revenue ranging from $25 million to $2 billion. Trego graduated from the University of Dayton in 1972 (BS in Accounting) and in 1978 (MBA). He achieved his CPA designation in 1973 from the State of Ohio.

D. Walker Wainwright, 63, is an independent director who was appointed to our board of directors in January 2007. He is the founder and Chairman of American Intermodal Container Manufacturing Co., LLC, a manufacturing concern to be located in Fulton, NY. He is the former Chairman of Interboro Insurance Company, a provider of personal lines insurance products in New York State. He is also the founder and chief executive of Wainwright & Co. LLC, an independent financial advisory firm and investment manager. In this capacity he is the manager of a fund of hedge funds titled Dunemere Investor Partners, LP. Formerly a Managing Director in investment banking at Smith Barney, Inc. and at Kidder, Peabody & Co., Mr. Wainwright has over 37 years’ consulting, banking and investment banking experience. Having directed Kidder’s investment banking efforts in the Asia Pacific Region, he has extensive international experience and has lived in Australia and Lebanon. Mr. Wainwright began his career at Chemical Bank and, subsequently, the Schroder Group. He is a graduate of Stanford University (A.B. – 1972) and of Columbia University (M.B.A. – 1976). The Company has determined that Mr. Wainwright should serve as a director due to his long term finance and banking experience.

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Executive officers.

The following table identifies our current non-director executive officers and specifies their respective ages and positions with the Company.

Name	Age	Position

Philip S. Baker	65	Chief Operating Officer
Vani Kumar Dantam	54	Senior Vice President

Philip S. Baker joined the Company as Chief Operating Officer on April 1, 2010. He was with Santa Fe Springs CA-based Trojan Battery Company from 1997 to 2009. From 2006 to 2009 he was Senior Vice President and General Manager of a new battery facility for which he led all the phases of development and operations in Sandersville, GA. Baker guided the lead-acid battery plant from negotiations and permitting forward, and is considered to be an expert in quality control and documentation, productivity and the maximization of uptime, automation and the management of environmental issues. Prior to Sandersville, Baker served from 2001 to 2005 at the Trojan plant in Lithonia GA as Senior Vice President and General Manager, where he executed a turn-around in leadership, quality and output, introduced Kaizen events and Six-Sigma tools and improved productive output by 20% in critical bottleneck areas. Before Lithonia, Baker worked for Trojan in Santa Fe Springs as Director of Operations. He was with privately held Wyomissing PA-based Glen-Gery Corporation, a manufacturer of building materials where 700 employees reported upstream to him. He began his career at the Houston Brick & Tile Company. He is a graduate of Georgia Institute of Technology in 1971 (BS in Ceramic Engineering).

Vani Kumar Dantam joined the Company as Senior Vice President-Business Development, Sales and Marketing on January 23, 2012. From 2010 – 2011, Mr. Dantam served as the Vice President – Business Development & Sales for Ener 1, a manufacturer of EV and HEV batteries. During his tenure with Ener 1, Dantam developed over 35 comprehensive proposals for new global customers, building a pipeline of over $500 million in EV and HEV battery business. From 1994 – 2010, Dantam was employed with Remy International, as Director – Sales & Marketing, Global Director – Heavy Duty Sales & Marketing (2004-2009) and Global Director – Hybrid & Traction Motor Sales & Business Development (2009 – 2010). Mr. Dantam holds an MBA (Finance and International Business) from Indiana University, an MS, Mechanical Engineering from Vanderbilt University and a BE, Metallurgical Engineering from Banaras Hindu University- in India.

Presiding Director

Our Chief Executive Officer, Thomas Granville, acts as the presiding director at meetings of our board of directors. In the event that Mr. Granville is unavailable to serve at a particular meeting, responsibility for the presiding director function will rotate among the chairmen of each of the committees of our board of directors.

Corporate Governance

Our board of directors believes that sound governance practices and policies provide an important framework to assist them in fulfilling their duty to stockholders. Our board of directors is working to adopt and implement many “best practices” in the area of corporate governance, including separate committees for the areas of audit and compensation, careful annual review of the independence of our Audit and Compensation Committee members, maintenance of a majority of independent directors, and written expectations of management and directors, among other things. In 2012, all incumbent directors attended 75% of our meetings of the board of directors.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics, which has been distributed to all directors, officers, and employees and will be given to new employees at the time of hire. The Code of Business Conduct and Ethics contains a number of provisions that apply principally to our Chief Executive Officer, Chief Financial Officer and other key accounting and financial personnel. A copy of our Code of Business Conduct and Ethics can be found under the “Investor Information” section of our website at www.axionpower.com. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics , or waivers of such provisions, applicable to our directors and executive officers, at the same location on our web site identified above. The inclusion of our web site address in this proxy statement does not include or incorporate by reference the information on our web site into this proxy statement.

Communications with the Board of Directors

Stockholders and other parties who are interested in communicating with members of our board of directors, either individually or as a group, may do so by writing to Thomas Granville, c/o Axion Power International, Inc., 3601 Clover Lane, New Castle, Pennsylvania, 16105. Mr. Granville will review all correspondence and forward to the appropriate members of the board of directors copies of all correspondence that, in the opinion of Mr. Granville, deals with the functions of the board of directors or its committees or that he otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters should be immediately brought to the attention of our audit committee and will be handled in accordance with procedures established by that committee.

Director Independence

Our board of directors has determined that three of our current directors would meet the independence requirements of the NYSE MKT if such standards applied to the Company. In the judgment of the board of directors, Mr. Granville and Mr. Trego do not meet such independence standards. In reaching its conclusions, the board of directors considered all relevant facts and circumstances with respect to any direct or indirect relationships between the Company and each of the directors, including those discussed under the caption “Certain Relationships and Related Transactions” below. Our board of directors determined that any relationships that exist or existed in the past between the Company and each of the independent directors were immaterial on the basis of the information set forth in the above-referenced sections.

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Board Committees

The board of directors currently has four standing committees: the audit committee, the compensation committee, the nominating committee and the technology committee. These committees are responsible to the full board.

Audit Committee – Our board of directors has created an audit committee that presently consists of Mr. Wainwright, Mr. Trego and Dr. Schmidt. Mr. Wainwright serves as the current chairman of our audit committee. Each of the members has a basic understanding of finance and accounting, and is able to read and understand fundamental financial statements. The board of directors has determined that each of the members of the audit committee, other than Mr. Trego, would meet the independence requirements applicable to NYSE MKT listed companies although such standards do not apply to our company. Our board of directors has also determined that based on work history Mr Trego meets the definition of an “Audit Committee Financial Expert” as defined in Item 407(d)(5)(ii) under Regulation S-K, promulgated under the Securities Exchange Act of 1934. The audit committee has the sole authority to appoint, review and discharge our independent registered public accounting firm. The audit committee reviews the results and scope of the audit and other services provided by our independent registered public accounting firm, as well as our accounting principles and our system of internal controls, reports the results of their review to the full board of directors and to management, and recommends to the full board of directors that the our audited consolidated financial statements be included in our Annual Report on Form 10-K.

The audit committee met four times during the year-ended December 31, 2012. The audit committee charter can be found on our website under About Axion; Corporate Governance / Committees , at www.axionpower.com.

Compensation Committee – Our board of directors has created a compensation committee that presently consists of Messrs. Kishinevsky and Wainwright. Mr. Wainwright serves as chairman of the compensation committee. The compensation committee makes recommendations concerning compensation of the executive management team and non-employee directors and administers our stock-based incentive compensation plans. The chairman establishes meeting agendas after consultation with other committee members and Mr. Thomas Granville, our Chief Executive Officer. Subject to supervision by the full board of directors, the compensation committee administers our stock option plans. Our Chief Executive Officer and other members of management regularly discuss our compensation issues with compensation committee members. Subject to compensation committee review, modification and approval, Mr. Granville typically makes recommendations respecting bonuses and equity incentive awards for the other members of the executive management team. The compensation committee in conjunction with other non-employee directors establishes all bonus and equity incentive awards for Mr. Granville and the other executive members of the management team. Our board of directors has determined that all members of the compensation committee would meet the independence requirements applicable to NYSE MKT listed companies although such standards do not apply to us.

The compensation committee met twice during the year ended December 31, 2012. The compensation committee charter can be found on our website under “ About Axion; Corporate Governance; Committees ,” at www.axionpower.com.

Nominating Committee-Our board of directors has created a nominating committee that consists of Messrs. Trego, Wainwright and Kishinevsky. Mr. Kishinevsky serves as chairman of the nomination committee. As currently constituted, the nominating committee will seek out candidates for director positions on the board of directors and present those candidates to the entire board for approval. At the current time, due to the recent formation of the committee, a charter has not yet been enacted. With respect to director nominees, our nominating committee will consider nominees recommended by stockholders that are submitted in accordance with our By-Laws. We do not have any specific minimum qualifications that our board believes must be met by a board recommended nominee for a position on our board of directors or any specific qualities or skills that our board believes are necessary for one or more of our directors to possess. We are developing a formal process for identifying and evaluating nominees for director, including nominees recommended by security holders. The nominating committee may consider use of an executive search firm for assistance in discovering potential board candidates.

Technology Committee – Our board of directors has created a technology committee that consists of Dr. Schmidt, and Messrs. Kishinevsky and Granville. The technology committee provides board-level oversight, guidance and direction to our R&D staff, supervises evaluates and makes recommendations with respect to the acquisition and licensing of complementary and competitive technologies and supervises the activities of our intellectual property lawyers.

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The technology committee met 12 times during the year ended December 31, 2012 and met informally with members of the R&D and manufacturing teams during the course of the year.

Board nominations

Stockholders wishing to bring a nomination for a director candidate before a stockholders meeting must give written notice to our Corporate Secretary, either by personal delivery or by United States mail, postage prepaid. The stockholder’s notice must be received by the Corporate Secretary not later than (a) with respect to an Annual Meeting of Stockholders, 120 days before the date on which next year’s proxy statement will be mailed, which the Company anticipates will be on or about May 1, 2014, and (b) with respect to a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of the meeting is first given to stockholders. The stockholder’s notice must set forth all information relating to each person whom the stockholder proposes to nominate that is required to be disclosed under applicable rules and regulations of the SEC, including the written consent of the person proposed to be nominated to being named in the proxy statement as a nominee and to serving as a director if elected. The stockholder’s notice must also set forth as to the stockholder making the nomination (i) the name and address of the stockholder, (ii) the number of shares held by the stockholder, (iii) a representation that the stockholder is a holder of record of stock of the Company, entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person named in the notice, and (iv) a description of all arrangements or understandings between the stockholder and each nominee.

Stockholder Communications with the Board of Directors

Stockholders may communicate directly with the board of directors or any board member by writing to them at Axion Power International, Inc., 3601 Clover Lane, New Castle, PA 16105, C/O Secretary, Michael Kishinevsky. The outside of the envelope should prominently indicate that the correspondence is intended for the board of directors or for a specific director. The secretary will forward all such written communications to the director to whom it is addressed or, if no director is specified, to the entire board of directors.

Director Attendance at Annual Meetings of Stockholders

We encourage our directors to attend Annual Meetings, although such attendance is not required. Four directors attended the 2013 Annual Meeting.

EXECUTIVE COMPENSATION

The following table sets forth the compensation earned by or paid to our Named Executive Officers with respect to the year ended December 31, 2012.  The Named Executive Officers are as shown. We did not have any non-equity incentive plans, pension plans or deferred compensation plans during the year ended December 31, 2012.

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SUMMARY COMPENSATION TABLE

				Stock	Option	All Other	Total
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation
Position	Year	($)(1)	($)(2)	($) (3)	($)(3)	($)(4)	($)
Thomas Granville CEO and Director	2012	380,000				20,715	400,715
Thomas Granville
CEO and Director	2011	380,000				18,847	398,847

Charles R. Trego
CFO	2012	225,000				22,109	247,109
Charles R. Trego
CFO	2011	225,000				23,429	248,429

Philip S. Baker
COO	2012	199,800				18,317	218,117
Philip S. Baker
COO	2011	199,800				15,328	215,128

Vani K. Dantam	2012	225,000	20,000		21,384	44,271	310,655

1.	Salaries are presented as the contractual amount paid during 2012 and 2011.

2.	Discretionary bonuses are not made pursuant to any specific bonus plan. Bonuses cited were awarded and paid in 2012.

3.	Stock and option awards were granted pursuant to the individual employment contracts. Options are valued using the Black-Scholes-Merton option pricing model.

4.	Other compensation includes Company perquisites relating to pre and post-employment consulting contracts, severance payments, auto allowance, personal use of company cars, accrued vacation payments, moving expenses, other earned compensation, as well as healthcare premiums paid under the group health plan.

Employment Agreements

Effective as of April 1, 2013, Axion Power International, Inc. (the “Company”) entered into new three year employment agreements (“Agreement” or “Agreements”) with each of Thomas Granville, Charles Trego, Phillip Baker and Vani Dantam, which expire on March 31, 2016. Each of the Agreements is identical to the prior employment agreements in effect with each of the officers, except with respect to the new terms and as set forth below.

For each officer, there is a new payment schedule, which calls for a stipend payment equal to 10% of base salary (which is the same as in the prior Agreement and which remains unchanged during the term of said Agreement), in cash within 45 days from the date of effectiveness of each Agreements, and then the same stipend payment is due on the first, second and third anniversaries of the effective date of the Agreement so long as the executive is still employed by the Company on each said anniversary date.

The following table sets forth the stipend payment schedule:

Executive	Payment within 45 days of April 1, 2013	Payment on 1 year anniversary (1)	Payment on 2 year anniversary (1)	Payment on 3 year anniversary (1)
Thomas Granville	$38,000	$38,000	$38,000	$38,000
Charles Trego (3)	$22,500	$22,500	$22,500	$22,500
Vani Dantam (2)	$22,500	$22,500	$22,500	$22,500
Philip Baker	$19,980	$19,980	$19,980	$19,980

(1)	Payable only if executive is still employed by the Company on the anniversary date.
(2)	Also has been given an automobile allowance of $500 per month.
(3)	Mr. Trego resigned as our Chief Financial Officer effective as of August 2, 2013.

A description of the previous contracts is set forth below due to the almost identical terms.

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During 2010, the Company has entered into executive employment agreements with Thomas Granville, Charles R. Trego, and Phillip S. Baker. These agreements generally require each executive to devote substantially all of his business time to the Company’s affairs, establish standards of conduct, prohibit competition with our company during their term, affirm our rights respecting the ownership and disclosure of patents, trade secrets and other confidential information, provide for the acts and events that would give rise to termination of such agreements and provide express remedies for a breach of the agreement. Each of the executives is allowed to participate in our standard employee benefit programs, including medical/hospitalization insurance and group life insurance, as in effect from time to time. Each of the covered executives will generally receive an automobile allowance, reimbursement for all reasonable business expenses incurred by him on behalf of the Company in the performance of his duties, and a severance package that guarantees continued remuneration equal to the executive’s base salary for a total of 23 months so long as the Company elects to enforce the provisions of the Non-Competition Agreement, should the executive be unable to find employment or accepts employment at a reduced rate of pay due solely to the Non-Competition Agreement. There are no non-qualified deferred compensation plans. The provisions of the individual agreements are set forth in the following table:

•	Thomas Granville. On June 29, 2010, the Company entered into an Executive Employment Agreement with Thomas Granville as Chief Executive Officer. Pursuant to this agreement, Mr. Granville receives an annual salary of $380,000, and an annual car allowance of $9,000 for the period commencing June 29, 2010, and terminating June 30, 2013. Mr. Granville’s base salary is subject to annual review, and such salary is subject to renegotiation on the basis of Mr. Granville’s and the Company’s performance. In addition, Mr. Granville received a signing bonus of $270,000 and was paid on July 9, 2010. The Company also granted Mr. Granville an option to purchase 360,000 shares of our common stock at a price of $1.50 per share at a vesting rate of 10,000 shares per month through the term of the agreement. Mr. Granville is eligible to participate in any executive compensation plans adopted by the shareholders of the Company and the Company's standard employee benefit programs.

•	Charles R. Trego. On April 1, 2010, the Company entered into an Executive Employment Agreement with Charles R. Trego as Chief Financial Officer. Under the terms of his employment agreement, which has a term of three years (and thus terminates on March 31, 2013), Mr. Trego receives an annual salary of $225,000, which is subject to review after the initial six month term of the agreement and annually thereafter, an annual car allowance of $9,000, bonuses as determined by the compensation committee, and a 5-year option to purchase 265,000 shares of our common stock at a price of $1.50 per share. 27,000 options shall vest upon execution of this contract and, beginning in June 2010, 7,000 options will vest monthly through the remaining 34 months of this agreement.

•	Philip S. Baker. On April 1, 2010, the Company entered into an Executive Employment Agreement with Philip S. Baker as Chief Operating Officer. Under the terms of his employment agreement, which has a term of three years (and thus terminates on March 31, 2013), Mr. Baker receives an annual salary of $199,800,which is subject to review after the initial six month term of the agreement and annually thereafter, an annual car allowance of $6,000, and a 5-year option to purchase 230,000 shares of our common stock at a price of $1.50 per share, of which 26,000 options shall vest upon execution of this contract and, beginning in June, 2010, 6,000 options will vest monthly through the remaining 34 months of this agreement.

In conjunction with the appointment of Mr. Dantam, the Company entered into an employment agreement with him that generally requires the executive to devote substantially all of his business time to our affairs, establish standards of conduct, prohibit competition with our company during his term, affirm our rights respecting the ownership and disclosure of patents, trade secrets and other confidential information, provide for the acts and events that would give rise to termination of such agreements and provide express remedies for a breach of the agreement. Each of our executives will participate in our standard employee benefit programs, including medical/hospitalization insurance as in effect from time to time. Each of the covered executives will generally receive reimbursement for all reasonable business expenses incurred by them on behalf of the Company in the performance of their duties.

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Under the terms of his employment agreement effective January 1, 2012, which has a term of three years, Mr. Dantam receives an annual salary of $225,000, which is subject to review on an annual basis, a $20,000 sign on bonus, bonuses as determined by the compensation committee, and a 5-year option to purchase 150,000 shares of our common stock at a price of $1.50 per share, 15,020 options shall vest upon execution of this contract and, beginning in March 2012, 3,970 options will vest monthly through the remaining 34 months of this contract.

Appointment of New CFO

On October 9, 2013, the Company appointed a new Chief Financial Officer, Stephen Graham, effective as of October 21, 2013.

Mr. Graham has over 33 years of accounting and finance experience, including 17 years in a Chief Financial Officer capacity. From 2012 until joining Axion, Mr. Graham was an Executive and Financial Consultant, providing Interim CFO and transaction related services to the private equity industry. From 2009 to 2012 he served as Sr. Vice President-Chief Financial Officer, Treasurer and Secretary of Associated Materials, LLC, an international manufacturing and distribution company of building products. From 2008 to 2009, Mr. Graham was the Chief Financial Officer for Wastequip Inc., a national manufacturing company of waste disposal equipment. From 2001 to 2008, Mr. Graham was the Executive Vice President and Chief Financial Officer of Shiloh Industries, Inc. a national manufacturing company of automotive components. Mr. Graham also served as a member of the Board of Directors and Chairman of the Audit Committee for the Neenah Foundry Company from 2006 to 2010. Mr. Graham graduated with a Bachelor’s degree from the University of Toronto in 1979 and received his Chartered Accountant designation in 1982 from the Canadian Institute of Chartered Accountants.

In conjunction with this appointment, we entered into an employment agreement with Mr. Graham. This agreement generally requires this executive to devote substantially all of his business time to our affairs, establishes standards of conduct, prohibits competition with our company during his term in office, affirms our rights respecting the ownership and disclosure of patents, trade secrets and other confidential information, provides for the acts and events that would give rise to termination of such agreements and provides express remedies for a breach of the agreement. Mr. Graham will participate in our standard employee benefit programs, including medical/hospitalization insurance as in effect from time to time. He will receive an automobile allowance and reimbursement for all reasonable business expenses incurred by him on behalf of the Company in the performance of his duties. The provisions of his individual agreement are summarized below:

•	The term of employment is three years.

•	Mr. Graham shall receive an annual salary of $250,000, which is subject to annual review, and a monthly car allowance of $750.

•	Mr. Graham will be granted a 5-year option to purchase 900,000 shares of our common stock at a price of $0.15 per share, 180,000 options shall vest immediately, and thereafter 20,000 options shall vest on the last day of each consecutive calendar month, commencing on October 31, 2013 and ending on September 30, 2016.

•	In consideration of the level of compensation paid to Mr. Graham, the Company will pay him a stipend as an additional inducement to retain his services over the term of his employment as follows: provided he is an employee in good standing in the position of Chief Financial Officer on each of October 21, 2014, October 21, 2015 and October 21, 2016, he will be paid a stipend of $25,000.00, subject to normal withholdings and deductions on the first regularly scheduled payroll following each such date, respectively.

Warrants

As of December 31, 2012, we had 11,712,315 outstanding warrants that represent potential future cash proceeds to our company of $ 9,720,623. The warrants are divided into seven classes that are presently exercisable and expire at various times through December 8, 2014. The following table summarizes the number of warrants in each class, the anticipated proceeds from the exercise of each class, and the expiration date of each class.

Warrant Series	Number of Warrants	Exercise Price	Anticipated Proceeds	Expiration Date
2008Conversion-Warrants	580,940	$2.60	$1,510,444	June 29, 2013
2008 Quercus	10,000,000	0.75	7,500,000	June 29, 2013
2008 Derivatives	1,085,714	0.57	618,857	June 29, 2013
2009 Bridge Warrants	45,661	2.00	91,322	August 12, 2014
Total	11,712,315		$9,720,623

The holders of warrants are not required to exercise their rights at any time prior to the expiration date and we are unable to predict the amount and timing of any future warrant exercises. We reserve the right to temporarily reduce the exercise prices of our warrants from time to time in order to encourage the early exercise of the warrants.

Stock Options

As of December 31, 2012, we had 4,076,145 outstanding stock options that represent potential future cash proceeds to our company of $6,920,017. The outstanding options include 2,965,998 options that are currently vested and exercisable and 1,110,147 that will vest and become exercisable over the next three years. These options represent potential future cash proceeds to our company of $5,639,150 and $ 1,280,867, respectively.

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	Shares	Price	Proceeds	Shares	Price	Proceeds
2012 Employee & Officer plan options	1,342,500	$1.50	$2,013,750	633,244	$1.50	$949,867
Directors plan options	374,998	1.52	568,900	384,903	.52	200,000
Non-plan options to consultants and employees	1,248,500	2.45	3,056,500	92,000	1.42	131,000
Total	2,965,998	$1.90	$5,639,150	1,286,511	$1.15	$1,280,867

The holders of options are not required to exercise their rights at any time and we are unable to predict the amount and timing of any future option exercises. We reserve the right to temporarily reduce the exercise prices of our options from time to time in order to encourage the early exercise of the options.

Outstanding Equity Awards at 2012 Fiscal Year-End

	Option Awards					Stock Awards
	Non-Plan		Equity Incentive Plan Awards					Equity Incentive Plan Awards
	Number of shares underlying unexercised options							# Shares
Name	# Exercisable	# Unexer- cisable	Unearned	Option Exercise Price	Option Expiration Date	Number Unearned Shares or units of stock	Market Value	Unearned shares, units, or other rights not vested	Market Value	Footnotes
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Granville, Tom	90,000	-	-	$2.50	varies through 6/15/2015					Issued pursuant to June 2008 Executive Employment Agreement. Options Expire 5 years after monthly vest date

Granville, Tom	270,000		90,000	$1.50	varies through 6/29/2018					Issued pursuant to June 2010 Executive Employment Agreement. Options Expire 5 years after monthly vest date

Charles Trego	223,000	42,000	-	$1.50	varies through 3/30/2018					Issued pursuant to April 2010 Executive Employment Agreement. Options Expire 5 years after monthly vest date

Philip Baker	194,000	36,000	-	$1.50	varies through 3/30/2018					Issued pursuant to April 2010 Executive Employment Agreement. Options Expire 5 years after monthly vest date

Post-Termination Compensation

We have not entered into change in control agreements with any of our named executive officers or other members of the executive management team, although our employment agreements with certain members of management do call for immediate vesting of options upon a 50% change in control. No awards of equity incentives under our 2004 Incentive Stock Plan or awards of options under our 2004 Outside Directors Stock Option Plan provide for immediate vesting upon a change in control other than a restricted stock grant of 36,000 shares issued to Robert Nelson. However, the compensation committee has the full and exclusive power to interpret the plans, including the power to accelerate the vesting of outstanding, unvested awards. A “change in control” is generally defined as (1) the acquisition by any person of 30% or more of the combined voting power of our outstanding securities or (2) the occurrence of a transaction requiring stockholder approval and involving the sale of all or substantially all of our assets or the merger of us with or into another corporation.

Director Compensation

The following table provides information regarding compensation paid to non-employee directors for services rendered during the year ended December 31, 2012.

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	Fees Earned or	Stock
	Paid in Cash	Awards
Name	($)(1)	($)	Total ($)
Thomas Granville (2)
Robert G. Averill	45,523		45,523
Dr. Howard K. Schmidt	34,200	16,876	40,320
Michael Kishinevsky	30,300	15,360	35,880
Glenn Patterson	27,250		38,993
D. Walker Wainwright(3)	35,375	16,876	41,495

1.	Fees are presented based on the amount paid during 2012.

2.	Mr. Granville received no compensation during 2012 for his service as a Director, as he served as our chief executive officer during that time period. For a summary of the compensation received by him as chief executive officer during 2012, see Summary Compensation Table above.

3.	One director was reelected to serve on the Board of Directors at the Annual Meeting held on June 22, 2012, receiving 171,429 five-year options with an exercise price of $0.35 per share, pursuant to the 2004 Outside Directors Stock Option Plan. The options granted shall vest at the rate of 57,143 per year commencing on the date of the company's Annual Meeting, so long as the director serves as a member of the board on the date of such meeting.

The members of our board of directors are actively involved in various aspects of our business ranging from relatively narrow board oversight functions to providing hands-on guidance to our executives and scientific staff with respect to matters within their personal experience and expertise. We believe that the active involvement of all directors in our principal business and policy decisions increases our board of directors’ understanding of our needs and improves the overall quality of our management decisions. In recognition of the substantial time and personal effort that we require from our directors, we have adopted director compensation policies that provide for higher director compensation than is typically found in companies at our early stage of development.

Only non-management directors are compensated separately for service as members of our board of directors. Each of our non-management directors received the following components of compensation for the period January 1, 2012 through December 31, 2012:

•	A basic annual retainer of $25,000 for service as a director;

•	A supplemental retainer of $6,000 for service as chairman of any committee;

•	A supplemental annual retainer of $3,000 for service as a committee member;

•	A meeting fee of $1,500 per day for each board or committee meeting attended in person or $500 for each board or committee meeting attended by telephone;

•	Reimbursement for all reasonable travel, meals and lodging costs incurred on our behalf;

•	Options to reelected directors; and

•	Reimbursement for expenses up to $5,000 annually for education related to chairmanship of a committee.

The 2004 stock option plan for independent directors authorized the issuance of options to purchase $20,000 of our common stock for each year of service as a director. The plan was amended on September 28, 2010 increasing the shares reserved for issuance under the outside directors’ stock option plan to 500,000. On October 17, 2012, the Board of Directors amended the Axion Power International, Inc. independent director’s stock option plan to increase the number of shares of common stock available thereunder from 500,000 shares to 1,000,000 shares.

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For 2012 and 2011, we issued 171,429, and 187,500, options respectively pursuant to our directors’ stock option plan. Of this total, no options were exercised during the year ended December 31, 2012, 374 998 options are currently vested and exercisable at a weighted average price of $1.52 per share and 384,903 options are unvested and will be exercisable at a weighted average price of $0.52 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

On October 4, 2013, we had 153,127,215 shares of common stock issued and outstanding. The following table sets forth certain information with respect to the beneficial ownership of our securities as of October 4, 2013, for (i) each of our directors and executive officers and (ii) all of our directors and executive officers as a group. We do not have any persons who we know beneficially owns more than 5% of our common stock. Normally, the Company would rely on the Section 16 filings for determining if there are any 5% owners. Our reporting is limited to the information we do have when we do not have the benefit of further information.

Beneficial ownership data in the table has been calculated based on the Securities and Exchange Commission rules that require us to identify all securities that are exercisable for or convertible into shares of our common stock within 60 days of October 4, 2013 and treat the underlying stock as outstanding for the purpose of computing the percentage of ownership of the holder.

Except as indicated by the footnotes following the table, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all capital stock held by that person. The address of each named executive officer and director, unless indicated otherwise by footnote, is c/o Axion Power International, Inc. 3601 Clover Lane, New Castle PA 16105.

	Common Stock	Warrants & Options (1)	Combined Ownership	Percentage

Averill, Robert (2)	3,535,153	515,251	4,050,404	2.6%
Granville, Tom	696,596	454,201	1,150,797	*
Trego, Charles	-	284,201	284,201	*
Baker, Philip	-	249,201	249,201	*
Wainwright, Walker	82,498	104,413	186,911	*
Schmidt, Howard	82,084	43,500	125,584	*
Kishinevsky, Michael	75,234	43,500	118,734	*
Dantam, Vani	-	90,450	90,450	*
Directors and officers as a group (8 persons)	4,471,565	1,784,717	6,256,282	4.1%

*Less than 1%

(1)	Represents shares of common stock issuable upon exercise of warrants and options held by the stockholders that are presentably exercisable or will become exercisable within 60 days.

(2)	Mr. Averill ceased being a director as of September 26, 2013; however, he remains an affiliate for 90 days thereafter, thus he has been maintained in this table.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Executive Management

See the “Executive Compensation” section for a discussion of the material elements of compensation awarded to, earned by or paid to our named executive officers. Other than as stated in the “Executive Compensation” section, we have not entered into any transactions with executive management.

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DESCRIPTION OF PRIVATE PLACEMENT AND CONVERTIBLE NOTES

Description of the Private Placement

$9 Million Financing Transaction

On May 7, 2013 (“Closing”), we entered into a financing transaction for the sale of Senior Convertible Notes (“Senior Convertible Notes”) of Axion Power International, Inc. and warrants issued by the Company in connection therewith (“Senior Warrants”) with gross proceeds of $9 million to us. On Closing, we received cash proceeds of $3 million and deposit an additional $6 million into a series of control accounts in our name. We are permitted to withdraw funds from our control accounts (i) in connection with certain conversions of the Senior Convertible Notes or (ii) otherwise, as follows: $500 thousand on each 30 day anniversary of the Effective Date commencing on the 60th day after the Effective Date until there are no more funds in the control accounts (each, a “Funds Release”).

We received approximately $2.76 million in net proceeds at Closing, after deducting our placement agent’s fee of $240,000. Our other offering expenses, other than our placement agent’s fee, are approximately $100,000, which expenses will be paid out of the proceeds at Closing. At each Funds Release, we received approximately $460 thousand in net proceeds, after deducting our placement agent’s fee of $40,000.

The following is intended to provide a summary of the terms of the agreements and securities described above. This summary is qualified in its entirety by reference to the full text of the agreements, each of which is attached as an exhibit to our Current Report on Form 8-K filed with the SEC on May 8, 2013. Readers should review those agreements for a complete understanding of the terms and conditions associated with these transactions.

Securities Purchase Agreement

The Senior Convertible Notes and Senior Warrants were issued pursuant to the terms of a Securities Purchase Agreement (“Purchase Agreement”) among us and the Investors. The Purchase Agreement provided for the sale of the Senior Convertible Notes and Senior Warrants for gross proceeds of $9 million to us.

Senior Convertible Notes

Ranking

The Senior Convertible Notes are senior unsecured obligations of the Company, subject only to certain secured obligations of the Company for up to a maximum of $1 million of government issued indebtedness for purchase of plant and machinery and other purchase money financing for property, plant and equipment.

Maturity Date

Unless earlier converted or redeemed, the Senior Convertible Notes mature 21 months from the Closing (“Maturity Date”), subject to the right of the investors to extend the date (i) if an event of default under the Senior Convertible Notes has occurred and is continuing or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an event of default under the Senior Convertible Notes and (ii) for a period of 20 business days after the consummation of a fundamental transaction if certain events occur.

Interest

The Senior Convertible Notes bear interest at the rate of 8% per annum and are compounded monthly, on the first calendar day of each calendar month. The interest rate will increase to 18% per annum upon the occurrence and continuance of an event of default (as described below).

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Interest on the Senior Convertible Notes is payable in arrears on each Installment Date (as defined below). If a holder elects to convert or redeem all or any portion of a Senior Convertible Note prior to the Maturity Date, all accrued and unpaid interest on the amount being converted or redeemed will also be payable. If we elect to redeem all or any portion of a Senior Convertible Note prior to the Maturity Date, all accrued and unpaid interest on the amount being redeemed will also be payable.

Conversion

All amounts due under the Senior Convertible Notes are convertible at any time, in whole or in part, at the option of the holders into shares of our common stock at a fixed conversion price, which is subject to adjustment as described below. The Senior Convertible Notes are initially convertible into shares of our common stock at the initial price of $0.264 per share. This conversion price is subject to adjustment for stock splits, combinations or similar events and “full ratchet” antidilution provisions.

Payment of Principal and Interest

We have agreed to make amortization payments with respect to the principal amount of each Senior Convertible Note in shares of our common stock, subject to the satisfaction of certain equity conditions, or at our option, in cash on each of the following installment dates:

☐	the twenty-third trading day after the earlier of:

(x)	the initial effective date of a registration statement filed in connection with this offering or

(y)	October 1, 2013; the first trading day of the calendar month immediately following the initial installment date (or if such date is less than twenty trading days after the initial installment date, the second calendar month immediately following the initial installment date to the extent); and then each month through and including the Maturity Date, each in an amount equal to 1/9 of the principal amount of each Senior Convertible Note.

The holder of each Senior Convertible Note agrees that, with respect to shares of our common stock received in payment of a Senior Convertible Note as described above, to not sell shares of our common stock during any trading day in an amount, in the aggregate, exceeding 15% of the composite aggregate share trading volume of the common stock measured at the time of each sale of securities during such trading day.

Acceleration and Deferral of Amortization Amounts

During each period after an installment date and prior to the immediately subsequent installment date, a holder may elect to accelerate the amortization of a Senior Convertible Note at the applicable amortization conversion price for such prior installment date, if either:

☐	in the aggregate, all such accelerations in such period does not exceed the sum of two (2) other installment amounts (or, if the Company has delivered shares of Common Stock in satisfaction of the entire installment amount of such installment date, one (1) other installment amount),

☐	no more than five (5) separate accelerations have been consummated in such period, or

☐	such holder has not accelerated any portion of any installment amount in six (6) prior periods.

The holder of a Senior Convertible Note may, at the holder’s election by giving notice to us, defer the payment of the installment amount due on any installment dates, in whole or in part, to another installment date, in which case the amount deferred will become part of such subsequent Installment Date and will continue to accrue interest.

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Events of Default

The Senior Convertible Notes contain standard and customary events of default including but not limited: (i) failure to register our Common Stock within certain time periods; (ii) failure to make payments when due under the Senior Convertible Notes; and (iii) bankruptcy or insolvency of the Company.

If an event of default occurs, each holder may require us to redeem all or any portion of the Senior Convertible Notes (including all accrued and unpaid interest thereon), in cash, at a price equal to the greater of (i) up to 125% of the amount being redeemed, depending on the nature of the default, and (ii) the intrinsic value of the shares of Common Stock then issuable upon conversion of the Senior Convertible Note.

Fundamental Transactions

The Senior Convertible Notes prohibit us from entering into specified transactions involving a change of control, unless the successor entity assumes in writing all of our obligations under the Senior Convertible Notes under a written agreement.

In the event of transactions involving a change of control, the holder of a Senior Convertible Note will have the right to require us to redeem all or any portion of the Senior Convertible Note it holds (including all accrued and unpaid thereon) at a price equal to the greater 125% of the amount of the Senior Convertible Note being redeemed and the intrinsic value of the shares of Common Stock then issuable upon conversion of the Senior Convertible Note being redeemed.

Limitations on Conversion and Issuance

A Senior Convertible Note may not be converted and shares of common stock may not be issued under the Senior Convertible Notes if, after giving effect to the conversion or issuance, the holder together with its affiliates would beneficially own in excess of 4.99% of our outstanding shares of common stock. At each holder’s option, the Senior Convertible Note Blocker may be raised or lowered to any other percentage not in excess of 9.99%, except that any raise will only be effective upon 61-days’ prior notice to us.

Senior Warrants

The Senior Warrants entitle the holders of the Senior Warrants to purchase, in aggregate, 17,281,107 million shares of our common stock. The Senior Warrants will not be exercisable until the six month anniversary of the Closing and will expire 5 years from the date of first exercise. The Senior Warrants are initially exercisable at an exercise price equal to $0.302, subject to certain adjustments.

The Senior Warrants may be exercised for cash, provided that, if there is no effective registration statement available registering the exercise of the Senior Warrants, the Senior Warrants may be exercised on a cashless basis. This prospectus does not cover the shares of common stock issuable from time to time upon exercise of the Senior Warrants. We anticipate that we will file a registration statement covering the shares of common stock issuable upon the exercise of the Senior Warrants prior to the time the Senior Warrants become exercisable.

The exercise price of the Senior Warrants is subject to adjustment for stock splits, combinations or similar events, and, in this event, the number of shares issuable upon the exercise of the Senior Warrant will also be adjusted so that the aggregate exercise price shall be the same immediately before and immediately after the adjustment. In addition, the exercise price is also subject to a “full ratchet” anti-dilution adjustment where if we issue or are deemed to have issued securities at a price lower than the then applicable exercise price.

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Limitations on Exercise

The Senior Warrants may not be exercised if, after giving effect to the exercise, the holder of the Senior Warrant together with its affiliates would beneficially own in excess of 4.99% of our outstanding shares of common stock. At each holder’s option, the warrant blocker applicable to the exercise of the Senior Warrants may be raised or lowered to any other percentage not in excess of 9.99%, except that any increase will only be effective upon 61-days’ prior notice to us.

Fundamental Transactions

The Senior Warrants prohibit us from entering into specified transactions involving a change of control, unless the successor entity assumes all of our obligations under the Senior Warrants under a written agreement before the transaction is completed. When there is a transaction involving a permitted change of control, a holder of a Senior Warrant will have the right to require us to repurchase the holder’s Senior Warrant for a purchase price in cash equal to the Black Scholes value (as calculated under the Senior Warrants) of the then unexercised portion of the Senior Warrant.

Registration Rights Agreement

The Company entered into a Registration Rights Agreement with the Holders as of the date of Closing. Under this Agreement, the Company has agreed to register 125% of the shares issuable under the Notes and 100% of the shares issuable under the Senior Warrants, with filing to occur no later than 20 days of the Closing and with effectiveness to occur no later than 75 days of the Closing. If we are unable to meet either of these deadlines, we may be required to pay certain cash damages under the Registration Rights Agreement or, with the passage of additional time, an Event of Default under the Notes may occur.

Dollar Value of Underlying Securities and Potential Profits on Conversion

The following table sets forth the potential profit to be realized upon conversion by the selling stockholders of the Senior Convertible Notes based on the conversion price on May 8, 2013 and the closing price of our common stock on May 8, 2013 (the date the Senior Convertible Notes were issued).

Potential Profit from Conversion of the Senior Convertible Notes at the Option of the Selling Stockholders

Per share market price as of May 8, 2013	$0.251
Per share conversion price as of May 8, 2013	$0.264
Total shares underlying Senior Convertible Notes based on conversion price	34,090,909
Aggregate market value of underlying shares based on per share market price as of May 8, 2013	$8,556,818
Aggregate conversion price of underlying shares	$9,000,000
Aggregate cash purchase price for the Senior Convertible Notes	$9,000,000
Total premium to market price of underlying shares	5.18%

The following table sets forth the potential profit to be realized upon exercise of the Senior Warrants by the selling stockholders based on the exercise price at May 8, 2013 and the per share closing price of our common stock on May 8, 2013 (the date of issuance of the Senior Warrants). Although, the Senior Warrants are not exercisable until November 8, 2013, the figures set forth in the following table have been calculated as if the Senior Warrants were exercisable on the Closing Date of May 8, 2013 for illustrative purposes only.

Potential Profit from Exercise of the Senior Warrants

Per share market price as of May 8, 2013	$0.251
Per share exercise price as of May 8, 2013	$0.302
Total shares underlying Senior Warrants	17,281,107
Aggregate market value of underlying shares based on market price as of May 8, 2013	$4,337,558
Aggregate exercise price of underlying shares	$5,218,894
Total premium to market price of underlying shares	20.32%

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Shares Issuable to Selling Stockholders in Satisfaction of Principal and Interest

The following table sets forth the total number of shares of Company common stock which would be issued to the selling stockholders if the Company elects to convert all principal and interest under the Senior Convertible Notes into shares of its common stock in lieu of paying cash. The following table assumes that: (a) principal and interest payments are made on the nine regularly scheduled installment dates (beginning on August 14, 2013), (b) that no such regularly scheduled installment payments are accelerated or deferred, (c) that no payments of interest will be made prior to the first installment date ( August 14, 2013), (d) that the indicated conversion price remains the same from the first installment date until the Senior Convertible Notes are paid in full, and (e) that the selling stockholders do not convert the Senior Convertible Notes at their election. This table is provided for illustrative purposes only, as it is unlikely that these assumptions will be fully accurate at all relevant times.

Number of Shares Issuable in Satisfaction of the Senior Convertible Notes
Based on Various Assumed Conversion Prices

Assumed Conversion Price*	Number of Shares Potentially Issuable

Initial Conversion price ($0.264 per share)	35,237,340
$0.24 per share	38,761,074
$0.22 per share	42,284,807
$0.20 per share	46,513,288
$0.18 per share	51,681,431

*Assumes conversion price remains the same throughout the entire installment payment period, which is unlikely to occur because the conversion price applicable to each installment payment will be based on the market price of the Company’s common stock prior to each such installment date.

Payments to Selling Stockholders and Affiliates

In connection with the Senior Convertible Notes, we are or may be required to make the following payments to the selling stockholders and their affiliates:

Payee	Maximum Interest Payments (1)	Maximum Early Redemption Premiums (2)	Maximum Registration Penalties (3)	Total Maximum Payments During First 12 Months (4)
Selling Stockholders	$302,658	$12,863,134	$727,200	$1,029,858

(1) Represents the maximum amount of interest payable by the Company to the selling stockholders under the Senior Convertible Notes assuming (a) that all nine installment payments thereunder are timely made (beginning with the first installment payment being made on August 14, 2013) and that no installment payments are accelerated or deferred, (b) that no payments of interest will be made prior to the first installment date, (c) that the Senior Convertible Notes are not otherwise converted prior to the maturity date, (d) that interest is paid in cash and on the declining balance only and (e) that no event of default thereunder occurs.

(2) Represents the cash amount that would be payable by the Company if it were required to redeem the Senior Convertible Notes as a result of an event of default or change of control assuming (a) that the applicable premium to be applied upon the event of default or change of control is 125%, (b) that the event of default or change of control occurs on May 28, 2013, and (c) that the required payments continue until May 7, 2014. The default interest rate is 18% per annum upon the occurrence and continuance of an event of default.

(3) Represents the maximum monetary penalties and interest that would be payable if the Company failed to timely file, obtain a declaration of effectiveness or maintain the effectiveness with respect to the registration statement required under the above-described Registration Rights Agreement. Assumes that (a) the monetary penalties begin to accrue in May, 2013, (b) the monetary penalties continue to accrue until May 7, 2014, and (c) the monetary penalties will not be paid until May 8 , 2014 (which results in the payment of interest on unpaid amounts at a rate of 1% per month from May 8 , 2013 to May 7, 2014).

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(4) Represents the maximum amounts payable in cash under the other columns in this table during the first 12 months after the sale of the Senior Convertible Notes assuming that there is no redemption thereof during the first year due to an event of default or change of control. Since this table assumes that the first installment payment is made on August 14, 2013, there will be no interest due and payable after the first 12 months as all nine installment payments would be made within the first year.

Net Proceeds from Private Placement of Senior Convertible Notes

The following table sets forth the gross proceeds received from the private placement of the Senior Convertible Notes and calculates the net proceeds thereof after deduction of the anticipated payments pursuant to the Senior Convertible Notes and related documents. The net proceeds do not include the payment of any contingent payments, such as liquidated damages or repayment premiums in the case of default or a change of control. The net proceeds assumes that all interest and principal will be paid in cash and that all nine installment payments are timely made (beginning with the first installment payment on August 14, 2013), notwithstanding that the Company may pay (and is expected to pay) interest and principal in shares of its common stock under specified circumstances, as described above. The interest amount reflected below assumes that all nine installment payments are made when due without any event of default, and the table assumes that none of the Senior Convertible Notes are converted prior to maturity. Based on the foregoing assumptions, the net proceeds represent approximately 82.53% of the gross proceeds.

Gross Proceeds	$9,000,000
Approximate Aggregate Interest Payments	$302,658
Approximate Transaction Costs (including Placement Agent Fees)	$820,000
Net Proceeds	$7,877,342

Comparison of Issuer Proceeds to Potential Investor Profit

As discussed above, the Company plans to use the proceeds from the sale of the Senior Convertible Notes for general corporate purposes. The following table summarizes the potential proceeds the Company will receive pursuant to the Senior Securities Purchase Agreement, the Senior Convertible Notes and the Senior Warrants. For purposes of this table, we have assumed that the selling stockholders will exercise all of the Senior Warrants on a cash basis. We have also assumed that the Senior Convertible Notes will be held by the selling stockholders through the maturity date thereof.

Total Gross Proceeds Payable to the Company in the Senior Private Placement(1)	$14,218,894
Payments that have been made or may be required to be made by the Company until maturity(2)	$1,029,858
Net proceeds to the Company assuming maximum payments made by the Company(3)	$13,189,036
Total possible profit to the selling stockholders (4)	$0.00
Percentage of payments and profit over net proceeds(5)	7.81%
Percentage of payments and profit over net proceeds per year of the term(6)	4.46%

(1) Includes gross proceeds payable to the Company on the sale of the Senior Convertible Notes in the amount of $9,000,000 and assumes full exercise of the Senior Warrants to yield an aggregate exercise price of $5,218,894. However, there is no assurance that any Senior Warrants will actually be exercised or if they are exercised, whether they will be exercised for cash.

(2) Total possible payments (excluding repayment of principal) payable by us to the selling stockholders or their affiliates assuming the Senior Convertible Notes remain outstanding until the maturity date and that interest is paid in cash. Assumes that no liquidated damages are incurred and that no redemption premium on the Senior Convertible Notes will be applicable.

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(3) Total net proceeds to the Company calculated by subtracting the result in footnote (2) from the result in footnote (1).

(4) This number represents the total possible profit to the selling stockholders based on the aggregate discount to market price of the shares underlying the Senior Convertible Notes and Senior Warrants as indicated in the above table entitled “Potential Profit from Conversion of Senior Convertible Notes.” Because the conversion price of the Senior Convertible Notes and the exercise price of the Senior Warrants was higher than the market price on the date of issuance thereof (as reflected on such table), this number indicates a profit of “0”. However this does not mean that the selling stockholders will not realize a profit on their investment which could occur if the market price for the common stock exceeds the exercise price of the Senior Warrants.

(5) Percentage of the total possible payments to the selling stockholders as calculated in footnote (2) plus profit calculated in footnote (4) compared to the net proceeds disclosed in footnote (3).

(6) Based on a 21-month term.

Shares to be Registered Under this Registration Statement

Shares issued in the Registration Statement declared effective on June 4, 2013:	61,328,781
Warrant reserve:	17,281,107
Shares issuable for Senior Convertible Notes:	44,046,674
Shares issued to date for the Senior Convertible Notes:	39,732,267
Shares remaining for issuance under the Notes:	4,314,407

Principal and interest remaining:	$5,806,174
Fourth preinstallment conversion price:	$.10421
Shares for remaining principal and interest:	55,716,097
With 125% reserve requirement:	69,645,121
Less shares remaining for issuance:	4,314,407
Shares registered hereunder:	65,330,714

Comparison of Registered Shares to Outstanding Shares

The following table compares the number of shares held by persons other than the selling stockholders, Company affiliates, and affiliates of selling stockholders with the number of shares registered for resale and sold by such parties in prior transactions as well as in the current transactions involving the Senior Convertible Notes and Senior Warrants:

Shares Outstanding Prior to the Senior Private Placement Held by Persons Other than the Selling Stockholders, or Affiliates of the Company or Selling Stockholders	108,684,517

Shares Registered for Resale by Selling Stockholders or Affiliates of Selling Stockholders in Prior Registration Statements	61,327,781

Shares Registered for Resale by Selling Stockholders or Affiliates of the Selling Stockholders that Continue to be Held by Such Persons other than in the prior registration statement	0

Shares Sold in Registered Resale Transactions by the Selling Stockholders or Affiliates Thereof other than in the prior registration statement	0

Shares Registered for Resale on behalf of the Selling Stockholders or Affiliates Thereof in Connection with the Senior Private Placement second registration statement	65,330,714

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Other Information

As of the date of this prospectus, the Company does not believe that it will have the financial ability to make all payments on the Senior Convertible Notes in cash when due.  Accordingly, the Company intends, as of the date of this prospectus, to make such payments in shares of Company common stock to the greatest extent possible.

Each selling shareholder has advised the Company that it may enter into short sales in the ordinary course of its business of investing and trading securities.  Each selling shareholder has advised the Company, and represented to the Company in the purchase agreement for the Senior Convertible Notes and Senior Warrants, that no short sales were entered into during the period beginning when such selling shareholder obtained knowledge that the Company was contemplating a private placement and ending upon the public announcement of any such private placement.  Additionally, each selling shareholder has agreed in the Senior Securities Purchase Agreement that, so long as a selling shareholder holds any Senior Convertible Note, the selling shareholder will not maintain a “net short position” in the Company’s common stock, which generally means that the selling shareholder has agreed not to maintain a short position in the Company’s common stock without maintaining an equivalent offsetting long position.

The Company has not had any material relationships or arrangements with any of the selling stockholders, their affiliates, or any person with whom any selling shareholder has a contractual relationship regarding the Senior Private Placement (or any predecessors of those persons).

According to information provided by each selling stockholder to the Company, none of the selling stockholders has been involved in a transaction with the Company prior to the May 8, 2013 purchase by the selling stockholders of the Senior Convertible Notes and Senior Warrants.

We believe that the available funds at March 31, 2013, and including the net proceeds from our May 8, 2013 issue of $9 million in senior convertible notes and $1 million in subordinated convertible notes plus internally generated funds from products sales will provide sufficient financial resources to fund our operations, working capital, and capital expenditures through the first quarter of 2014.

Subsequent sources of outside funding will be required to fund the Company’s working capital, capital expenditures and rate operations beyond the first quarter of 2014. No assurances can be given that the Company will be successful in complying with certain of the terms and conditions in the issuance of the Senior Convertible Notes or in arranging further funding, if needed, to continue the execution of its business plan including the development and commercialization of new products, or if successful, on what terms. Failure to obtain such funding will require management to substantially curtail, if not cease operations, which will result in a material adverse effect on the financial position and results of operations of the Company.

$1 Million Financing Transaction

Simultaneously with the Closing of the $9 million financing transaction, the Company sold $1 million principal amount of Subordinated Convertible Notes to investors consisting of management and directors of the Company and one individual investor. The sale of the Subordinated Convertible Notes did not carry any additional fees and expenses, so the entire $1 million investment netted to the Company. The Subordinated Convertible Notes are subordinated in right of repayment to the Convertible Notes to the Company and mature 91 days subsequent to the Maturity Date of the Convertible Notes. The Subordinated Convertible Notes bear interest at the rate of 8% per annum which shall accrue. Once 2/3 of the Senior Convertible Notes have been repaid, then the Subordinated Convertible Notes may be converted and/or prepaid in cash so long as there is no Event of Default with respect to the Convertible Notes and all Equity Conditions of the Senior Convertible Notes are met. The conversion price for the Subordinated Convertible Notes is $0.264 per share. The holders of the Subordinated Convertible Notes were issued five year warrants to purchase 1,920,123 shares of Company common stock. Each warrant has an exercise price of $0.302 per share.

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THE SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

The shares of common stock being offered by the selling stockholders are issuable to the selling stockholders pursuant to the terms of the Senior Convertible Notes and Senior Warrants. For additional information regarding the issuance thereof, see “DESCRIPTION OF SENIOR PRIVATE PLACEMENT AND SENIOR CONVERTIBLE NOTES” in this prospectus. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the Senior Convertible Notes and Senior Warrants issued pursuant to the Securities Purchase Agreement, the selling stockholders have not had any material relationship with us or our affiliates within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the Senior Convertible Notes and Senior Warrants, as of May 8, 2013, assuming conversion of all Senior Convertible Notes on that date, without regard to any limitations on conversions, amortizations, redemptions or exercises. The third column lists the shares of common stock being offered by this prospectus by the selling stockholders. The fourth column lists the number of shares of common stock anticipated to be beneficially owned by the selling stockholders following the offering, assuming the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

This prospectus covers the resale of 125% of the number of shares of common stock issuable pursuant to the Convertible Notes as of May 8, 2013 and 100% of the number of shares of common stock issuable pursuant to the Senior Warrants as of May 8, 2013. Because the conversion price of the Senior Convertible Notes may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.

Under the terms of the Senior Convertible Notes, a selling stockholder may not convert the Senior Convertible Notes to the extent such conversion would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the Convertible Notes which have not been converted. The number of shares in the second column does not reflect this limitation (the "Maximum Percentage"). The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

Name of Selling Stockholder	Number of Shares of Common Stock Owned As a Result of the Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus (11)	Number of Shares of Common Stock Owned After Offering

Parsoon Special Situation Ltd. (1)	17,252,213	(2)	16,894,113	0

Hudson Bay Master Fund Ltd. (3)	17,308,342	(4)	18,962,778	0

Empery Asset Master Ltd. (5)	5,762,300	(6)	5,746,315	0

Hartz Capital Investments, LLC (7)	11,524,546	(8)	11,492,575	0

Capital Ventures International (9)	17,113,556	(10)	16,549,335	0

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(1) Robin R. Shah has voting and/or investment power over such shares of Common Stock.

(2) Represents 3,736,922 shares owned as of October 4, 2013 and 13,515,291 shares issuable to the Selling Shareholder if the Company Conversion Price were $0.10421 which was the price for the fourth Preinstallment payment price on October 1, 2013. Includes 4,320,277 shares of Common Stock issuable upon exercise of the Warrants, even though the Warrants are not exercisable until six (6) months after the date of issuance.

(3) Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Sander Gerber disclaims beneficial ownership over these securities.

(4) Represents 2,138,119 shares owned as of October 4, 2013 and 15,170,223 shares issuable to the Selling Shareholder of the Company Conversion Price were $0.10421 which was the fourth Preinstallment payment price on October 1, 2013. Includes 4,320,277 shares of Common Stock issuable upon exercise of the Warrants, even though the Warrants are not exercisable until six (6) months after the date of issuance.

(5) Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd ("EAM"), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. Mr. Hoe and Mr. Lane disclaim any beneficial ownership of these shares.

(6) Represents 1,165,248 shares owned as of October 4, 2013 and 4,597,052 shares issuable to the Selling Shareholder if the Company Conversion Price were $0.10421 which was the price for the fourth Preinstallment payment price on October 1, 2013. Includes 1,438,652 shares of Common Stock issuable upon exercise of the Warrants, even though the Warrants are not exercisable until six (6) months after the date of issuance.

(7) Empery Asset Management LP, the authorized agent of Hartz Capital Investments, LLC ("HCI"), has discretionary authority to vote and dispose of the shares held by HCI and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by HCI. Mr. Hoe and Mr. Lane disclaim any beneficial ownership of these shares.

(8) Represents 2,330,486 shares owned as of October 4, 2013 and 9,194,060 shares issuable to the Selling Shareholder if the Company Conversion Price were $0.10421 which was the price for the fourth Preinstallment payment price on October 1, 2013. Includes 2,881,625 shares of Common Stock issuable upon exercise of the Warrants, even though the Warrants are not exercisable until six (6) months after the date of issuance.

(9) Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI is affiliated with one or more registered broker-dealers.  CVI purchased the shares being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares.

(10) Represents 3,874,098 shares owned as of October 4, 2013 and 13,239,468 shares issuable to the Selling Shareholders of the Company Conversion Price were $0.10421 which was the price for the fourth Preinstallment payment price on October 1, 2013. Includes 4,320,277 shares of Common Stock issuable upon exercise of the Warrants, even though the Warrants are not exercisable until six (6) months after the date of issuance.

(11) On May 8, 2013, we entered into a Registration Rights Agreement with the selling stockholders listed in this table. See the section of this prospectus entitled “DESCRIPTION OF PRIVATE PLACEMENT AND CONVERTIBLE NOTES.” Under the Registration Rights Agreement, we are required to file a resale registration statement for the shares underlying the Senior Convertible Notes and Senior Warrants to enable the resale of such shares by the selling stockholders on a delayed or continuous basis under Rule 415 of the Securities Act. Pursuant to the terms of the Senior Convertible Notes, we may make interest and/or installment payments with shares of our common stock, and we are including in this registration statement 1.25 times the number of shares issuable upon the conversion of the Senior Convertible Notes and 1.00 times the number of shares issuable upon the exercise of the Senior Warrants as of the date of the Registration Rights Agreement. Accordingly, the full number of shares set forth in this column may not ultimately become issuable to the selling stockholders under such Senior Convertible Notes and Senior Warrants. The Agreement also requires us to register additional shares to cover these registration requirements if the Company Conversion Price decreases thus requiring more shares to be registered, pursuant to this prospectus.

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PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the notes and exercise of the warrants to permit the resale of these shares of common stock by the holders of the notes and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales made after the date the Registration Statement is declared effective by the SEC;
•	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

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The selling stockholders may pledge or grant a security interest in some or all of the notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $6,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

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DESCRIPTION OF SECURITIES

General

Our amended and restated certificate of incorporation authorizes the issuance of 350,000,000 shares of common stock and 12,500,000 shares of preferred stock. As of October 4, 2013, we have 153,127,215 common shares issued and outstanding. Outstanding warrants and vested options entitle the holders to purchase 28,026,080 additional shares of common stock.

Within the limits established by our amended and restated of incorporation, our board of directors has the power at any time and without stockholder approval to issue shares of our authorized common stock or preferred stock for cash, to acquire property or for any other purpose that the board of directors believes is in the best interests of our company. Our stockholders have no pre-emptive rights and any decision to issue additional shares of common stock or preferred stock will reduce the percentage ownership of our current stockholders and could dilute our net tangible book value.

Our board of directors has the power to establish the designation, rights and preferences of any preferred stock we issue in the future. Accordingly, our board of directors may, without stockholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. Subject to the directors’ duty to act in the best interest of our company, shares of preferred stock can be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult.

The following summary of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our amended and restated certificate of incorporation and our by-laws, each of which are included as exhibits to the registration statement of which this prospectus forms a part and by the provisions of applicable law.

Common Stock

Our common stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect the entire board of directors. The holders of common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available. In the event of our liquidation, dissolution or winding up, our common stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of common stock have no preemptive or other subscription rights and there are no redemption provisions applicable to the common stock. All of our outstanding shares of common stock are fully paid and non-assessable.

Warrants

As of October 4, 2013, we have 20,155,981outstanding warrants that represent potential future cash proceeds to our company of $6,164,639. The warrants are divided into six classes that are presently exercisable and expire at various times through November 8, 2018. The following table summarizes the number of warrants in each class, the anticipated proceeds from the exercise of each class, and the expiration date of each class.

Warrant Series	Number of Warrants	Exercise Price	Anticipated Proceeds	Expiration Date

2009 Bridge Warrants	45,661	2.00	91,322	August 12, 2014
2013 Senior Warrants	17,281,107	0.302	5,218,894	November 8, 2018
2013 Junior Warrants	1,920,123	0.302	579,878	November 8, 2018
2013 Placement Agent	909,090	0.302	274,545	November 8, 2018
TOTAL	20,155,981		6,164,639

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The holders of warrants are not required to exercise their rights at any time prior to the expiration date and we are unable to predict the amount and timing of any future warrant exercises. We reserve the right to temporarily reduce the exercise prices of our warrants from time to time in order to encourage the early exercise of the warrants.

Stock Options

As of October 4, 2013, we have 4,360,344 outstanding stock options that represent potential future cash proceeds to our company of $6,471,789. The outstanding options include 3,302,558 options that are currently vested and exercisable, and represent potential future cash proceeds to our company of $5,817,780. The remaining options will vest and become exercisable over the next three years. The following table provides summary information on our outstanding options.

	Vested Option Grants			Unvested Option Grants
	Shares	Wtd Avg. Price	Proceeds	Shares	Wtd Avg Price	Proceeds
2011 Employee & officer plan options	1,728,086	$1.50	$2,592,130	198,357	$1.50	$297,533
Directors plan options	370,972	1.37	348,885	857,430	0.41	354,476
Non-plan options, consultants and employees	1,203,500	2.26	2,716,750	2,000	1.00	2,000
Total	3,302,558	1.76	$5,817,780	1,057,787	.062	$654,009

The holders of options are not required to exercise their rights at any time and we are unable to predict the amount and timing of any future option exercises. We reserve the right to temporarily reduce the exercise prices of our options from time to time in order to encourage the early exercise of the options.

Delaware Anti-takeover Statute

We are subject to the provisions of section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

☐	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

☐	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

☐	on or after the date the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

☐	any merger or consolidation involving the corporation and the interested stockholder;

☐	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

☐	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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☐	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

☐	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Certificate of Incorporation and By-laws

Our amended and restated certificate of incorporation and by-laws include provisions that may have the effect of delaying or preventing a change of control or changes in our management. These provisions include:

☐	the division of our board of directors into three classes of directors that serve for rotating three-year terms;

☐	the right of the board of directors to elect a director to fill a vacancy created by the resignation of a director or the expansion of the board of directors;

☐	the prohibition of cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

☐	the requirement for advance notice for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon at a stockholders’ meeting;

☐	the ability of the board of directors to issue, without stockholder approval, up to 12,355,000 shares of preferred stock with terms set by the board of directors, which rights could be senior to those of common stock; and

☐	the right of our board of directors to alter our bylaws without stockholder approval.

Transfer Agent

Our transfer agent is Continental Stock Transfer & Trust, 17 Battery Place, New York, New York 10004.

LEGAL MATTERS

The legality of the shares of common stock offered by this prospectus will be passed upon for us by Jolie Kahn, Esq. of Philadelphia, PA.

EXPERTS

The financial statements as of December 31, 2012 and 2011 incorporated by reference in this prospectus have been so included in reliance on the report of EFP Rotenberg, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission with respect to this offering. This prospectus, which is part of the registration statement, does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits and schedules for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits and schedules attached to the registration statement for copies of the actual contract, agreement or other document.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC:

•	Our annual report on Form 10-K for the year ended December 31, 2012;

•	Our current report on Form 8-K filed with the SEC on May 8, 2013;

•	Our quarterly report on Form 10-Q filed with the SEC on May 15, 2013;

•	Our current report on Form 8-K filed with the SEC on July 12, 2013;

•	Our Schedule 14A filed with the SEC on August 13, 2013;

•	Our quarterly report on Form 10-Q filed with the SEC on August 14, 2013;

•	Our current report on Form 8-K filed with the SEC on October 1, 2013, and

•	Our current report on Form 8-K filed with the SEC on October 15, 2013.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct written requests to: Axion Power International, Inc., Attn: Thomas Granville, Chief Executive Officer, 3601 Clover Lane, New Castle, PA 16105, telephone number: (724) 654-9300.

We also file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission under the Exchange Act. You may read and copy any materials that we may file without charge at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the Securities and Exchange Commission at 1-800-Securities and Exchange Commission-0330 for further information on the operation of the Public Reference Room. You may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. The Securities and Exchange Commission also maintains an Internet site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. The other information we file with the Securities and Exchange Commission is not part of the registration statement of which this prospectus forms a part.

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65,330,714 Shares of Common Stock

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

We estimate that our expenses in connection with this offering, other than underwriting discounts and commissions, will be as follows:

Securities and Exchange Commission registration fee	$1000
Printing and engraving expenses	$-
Legal fees and expenses	$-
Accountant fees and expenses	$5,000
Total	$6,000

Item 14. Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock purchase or redemption in violation of the Delaware General Corporation Law or obtained an improper personal benefit.

Our amended and restated certificate of incorporation specifically limits each director’s personal liability, as permitted by Section 102 of the Delaware General Corporation Law, and provides that if the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Section 145 of the Delaware General Corporation Law provides, among other things, that a corporation may indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors of otherwise both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. Our amended and restated certificate of incorporation provides for indemnification of our directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law.

Item 15. Recent Sales of Unregistered Securities

Since January 1, 2011, Axion has issued and sold the following securities in transactions exempt from registration under Section 4(2) of the Securities Act of 1933:

May 8, 2013 sale of $9.0 million aggregate principal amount of Senior Convertible Notes and Senior Warrants and $1.0 million aggregate principal amount of Subordinated Convertible Notes and Junior Warrants as described in “DESCRIPTION OF PRIVATE PLACEMENT AND CONVERTIBLE NOTES" on p. 36 of this prospectus.

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All of the above equity transactions were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

2.1	Reorganization Agreement (without exhibits) between Tamboril Cigar Company, Axion Power Corporation and certain stockholders of Axion Power Corporation dated December 31, 2003.	(1)
2.2	First Addendum to the Reorganization Agreement between Tamboril Cigar Company, Axion Power Corporation and certain stockholders of Axion Power Corporation dated January 9, 2004.	(1)
3.1	Amended and Restated Certificate of Incorporation of Tamboril Cigar Company dated February 13, 2001.	(2)
3.3	Amendment to the Certificate of Incorporation of Tamboril Cigar Company dated June 4, 2004.	(3)
3.4	Amendment to the Certificate of Incorporation of Axion Power International, Inc. dated June 4, 2004.	(3)
3.5	Amended By-laws of Axion Power International, Inc. dated June 4, 2004. (3)
3.6	Amendment to the Certificate of Incorporation of Axion Power International, Inc., dated July 22, 2011	(30)
3.7	Amendment to the Certificate of Incorporation of Axion Power International, Inc., dated September 26, 2013.
4.1	Specimen Certificate for shares of Company’s $0.00001 par value common stock.	(9)
4.2	Trust Agreement for the Benefit of the Shareholders of Mega-C Power Corporation dated December 31, 2003.	(1)
4.3	Succession Agreement Pursuant to the Provisions of the Trust Agreement for the Benefit of the Shareholders of Mega-C Power Corporation dated March 25, 2004.	(4)
4.4	Form of Warrant Agreement for 1,796,300 capital warrants.	(9)
4.5	Form of Warrant Agreement for 667,000 Series I investor warrants.	(9)
4.6	Form of Warrant Agreement for 350,000 Series II investor warrants.	(9)
4.7	Form of Warrant Agreement for 313,100 Series III investor warrants.	(9)
4.8	Form of 8% Cumulative Convertible Senior Preferred Stock Certificate	(D)
4.9	First Amended and Restated Trust Agreement for the Benefit of the Shareholders of Mega-C Power Corporation dated February 28, 2005.	(11)
4.10	Second Amendment and Restated Trust Agreement for the Benefit of the Shareholders of Mega-C Power Corporation dated November 21, 2006	(19)
4.11	Certificate of Powers, Designations, Preferences and Rights of the 8% Convertible Senior Preferred Stock of Axion Power International, Inc. dated March 17, 2005.	(12)
4.12	Certificate of Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock, Par Value $0.0001 Per Share, of Axion Power International, Inc. dated October 23, 2006.	(13)
4.13	Amended Certificate of Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock, Par Value $0.0001 Per Share, of Axion Power International, Inc. dated October 26, 2006.	(13)
5.1	Opinion of Jolie Kahn, Esq.	(25)
9.1	Agreement respecting the voting of certain shares beneficially owned by the Trust for the Benefit of the Shareholders of Mega-C Power Corporation.	Included in Exhibit 4.2
10.1	Development and License Agreement between Axion Power Corporation and C and T Co. Incorporated dated November 15, 2003.	(1)
10.2	Letter Amendment to Development and License Agreement between Axion Power Corporation and C and T Co. Incorporated dated November 17, 2003.	(1)
10.3	Tamboril Cigar Co. Incentive Stock Plan dated January 8, 2004	(A)
10.4	Tamboril Cigar co. Outside Directors Stock Option Plan dated February 2, 2004	(A)
10.5	Stock Purchase & Investment Representation Letter among John L. Petersen, Sally A. Fonner and C and T Co. Incorporated dated January 9, 2004	(1)
10.6	Letter Amendment to Development and License Agreement between Axion Power Corporation and C and T Co. Incorporated dated January 9, 2004.	(1)
10.7	First Amendment to Development and License Agreement between Axion Power Corporation and C and T Co. Incorporated dated as of January 9, 2004.	(5)

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10.8	Definitive Incentive Stock Plan of Axion Power International, Inc. dated June 4, 2004.	(3)
10.9	Definitive Outside Directors’ Stock Option Plan of Axion Power International, Inc. dated June 4, 2004.	(3)
10.10	Executive Employment Agreement of Charles Mazzacato.	(9)
10.11	Executive Employment Agreement of Peter Roston.	(9)
10.12	Amended Retainer Agreement between the law firm of Fefer, Petersen & Cie dated March 31, 2005	(C)
10.13	Retainer Agreement dated January 2, 2004 between the law firm of Fefer, Petersen & Cie and Tamboril Cigar Company.	(10)
10.14	Bankruptcy Settlement Agreement Between Axion Power International, Inc. and Mega-C Power Corporation dated December, 2005	(E)
10.15	Second Amendment to Development and License Agreement between Axion Power International, Inc. and C and T Co. Incorporated dated as of March 18, 2005.	(12)
10.16	Executive Employment Agreement of Thomas Granville dated June 23, 2008.	(20)
10.17	Loan agreement dated January 31, 2006 between Axion Battery Products, Inc. as borrower, Axion Power International, Inc. as accommodation party and Robert Averill as lender respecting a $1,000,000 purchase money and working capital loan.	(14)
10.18	Security agreement dated January 31, 2006 between Axion Battery Products, Inc. as debtor and Robert Averill as secured party.	(14)
10.19	Security agreement dated January 31, 2006 between Axion Power International, Inc. as debtor and Robert Averill as secured party.	(14)
10.20	Promissory Note dated February 14, 2006 between Axion Battery Products, Inc. as maker and Robert Averill as payee.	(14)
10.21	Form of Warrant Agreement between Axion Power International, Inc. and Robert Averill.	(14)
10.22	Commercial Lease Agreement dated February 14, 2006 between Axion Battery Products, Inc. as lessee and Steven F. Hoye and Steven C. Warner as lessors.	(14)
10.23	Asset Purchase Agreement dated February 10, 2006 between Axion Battery Products, Inc. as buyer and National City Bank of Pennsylvania as seller.	(14)
10.24	Escrow Agreement dated February 14, 2006 between Axion Battery Products, Inc. and National City Bank of Pennsylvania as parties in interest and William E. Kelleher, Jr. and James D. Newell as escrow agents.	(14)
10.25	Executive Employment Agreement of Edward Buiel dated June 23, 2008.	(21)
10.26	Consulting Agreement, dated as of September 27, 2007, by and between Axion Power International, Inc. and Andrew Carr Conway, Jr.	(16)
10.27	Amendment No. 1 to Consulting Agreement, dated as of October 31, 2007, by and between Axion Power International, Inc. and Andrew Carr Conway, Jr.	(16)
10.28	Securities Purchase Agreement dated as of January 14, 2008, by and between Axion Power International, Inc. and Quercus Trust.	(17)
10.29	Common Stock Purchase Warrant dated January 14, 2008, executed by Axion Power International, Inc.	(17)
10.30	Executive Employment Agreement of Donald T. Hillier dated June 18, 2008.	(19)
10.31	Amendment to Warrants and Securities Purchase Agreement dated as of September 22, 2009, by and between Axion Power International, Inc. and Quercus Trust.	(22)
10.32	Securities Purchase Agreement dated as of December 18, 2009, by and between Axion Power International, Inc. and the Investors named therein.	(23)
10.33	Registration Rights Agreement, executed by Axion Power International Inc. and the Investors named therein.	(23)
10.34	Amendment No. 2 to Securities Purchase Agreement dated as of January 14, 2008, by and between Axion Power International, Inc. and Quercus Trust.	(23)
10.35	Lock-Up Agreement executed by Quercus Trust and David Gelbaum and Monica Chavez Gelbaum.	(23)
10.36	Lease Agreement, dated March 28, 2010, by and between Steven F. Hoye and Steven C. Warner, Lessor, and Axion Power Battery Manufacturing, Inc., Lessee.	(24)
10.37	Executive Employment Agreement, dated as of April 1, 2010, between Charles R. Trego and the Company	(26)
10.38	Executive Employment Agreement, dated as of April 1, 2010 between Philip S. Baker and the Company	(26)

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10.39	Executive Employment Agreement of Thomas Granville dated June 29, 2010.	(27)
10.40	Amendment No. 3 to Securities Purchase Agreement by and between Axion Power International, Inc. and the Quercus Trust dated September 30, 2010.	(28)
10.41	Commercial Lease with Becan Development, LLC dated November 4, 2010.	(29)
10.42	Form of Subscription Agreement	(31)
10.43	Placement Agency Agreement, dated January 31, 2012	(31)
10.44	Securities Purchase Agreement, dated May 7, 2013, between Axion Power International, Inc. and the Investors	(32)
10.45	Form of Note	(32)
10.46	Form of Warrant	(32)
10.47	Registration Rights Agreement, dated May 8, 2013, between Axion Power International, Inc. and the Investors	(32)
10.48	Subordinated Note Purchase Agreement, dated May 7, 2013, between Axion Power International, Inc. and the Subordinated Investors	(32)
10.49	Form of Subordinated Note	(32)
10.50	Form of Subordinated Note Warrant	(32)
10.51	Subordination Agreement, dated May 8, 2013, by and among Axion Power International, Inc., the Investors and the Subordinated Investors	(32)
10.52	Executive Employment Agreement of Thomas Granville, effective April 1, 2013	(33)
10.53	Executive Employment Agreement of Charles Trego, effective April 1, 2013	(33)
10.54	Executive Employment Agreement of Phillip Baker, effective April 1, 2013	(33)
10.55	Executive Employment Agreement of Vani Dantam, effective April 1, 2013	(33)
10.56	Executive Employment Agreement of Stephen Graham, effective October 21, 2013	(34)
14.1	Code of Business Conduct and Ethics	(6)
23.1	Consent of Jolie Kahn, Esq. (included in Exhibit 5.1)
23.2	Consent of EFP Rotenberg, LLP

(1)	Incorporated by reference from our Current Report on Form 8-K dated January 15, 2004.
(2)	Incorporated by reference from our Current Report on Form 8-K dated February 5, 2003.
(3)	Incorporated by reference from our Current Report on Form 8-K dated June 7, 2004.
(4)	Incorporated by reference from our Current Report on Form 8-K dated April 13, 2004.
(5)	Incorporated by reference from our Form S-3 registration statement dated May 20, 2004.
(6)	Incorporated by reference from our Annual Report on Form 10-KSB dated March 30, 2004
(7)	Incorporated by reference from our Current Report on Form 8-K dated April 13, 2003.
(8)	Incorporated by reference from our Current Report on Form 8-K dated February 16, 2004.
(9)	Incorporated by reference from our Form S-1 registration statement dated September 2, 2004.
(10)	Incorporated by reference from our Form S-1 registration statement dated December 17, 2004.
(11)	Incorporated by reference from our Current Report on Form 8-K dated February 28, 2005.
(12)	Incorporated by reference from our Current Report on Form 8-K dated March 21, 2005.
(13)	Incorporated by reference from our Current Report on Form 8-K dated November 8, 2006.
(14)	Incorporated by reference from our Current Report on Form 8-K dated February 16, 2006.
(15)	Incorporated by reference from our Current Report on Form 8-K dated January 3, 2007.
(16)	Incorporated by reference from our Current Report on Form 8-K dated November 6, 2007.
(17)	Incorporated by reference from our Current Report on Form 8-K dated January 17, 2008.
(18)	Incorporated by reference from our Current Report on Form 8-K dated January 31, 2008.
(19)	Incorporated by reference from our Registration Statement on Form S-1 dated July 3, 2008.
(20)	Incorporated by reference from our Current Report on Form 8-K dated June 27, 2008.
(21)	Incorporated by reference from our Current Report on Form 8-K dated July 2, 2008.

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(22)	Incorporated by reference from our Current Report on Form 8-K dated September 22, 2009.
(23)	Incorporated by reference from our Current Report on Form 8-K dated December 18, 2009.
(24)	Incorporated by reference from our Form 10-K for the year ended December 31, 2009 filed on March 30, 2010
(25)	Intentionally omitted.
(26)	Incorporated by reference from our Current Report on Form 8-K, filed on April 6, 2010.
(27)	Incorporated by reference from our Current Report on Form 8-K dated July 6, 2010.
(28)	Incorporated by reference from our Current Report on Form 8-K dated October 4, 2010.
(29)	Incorporated by reference from our Current Report on Form 8-K dated November 10, 2010.
(30)	Incorporated by reference from our Current Report on Form 8-K dated July 22, 2011.
(31)	Incorporated by reference from our Current Report on Form 8-K dated January 31, 2012.
(32)	Incorporated by reference from our Current Report on Form 8-K dated May 8, 2013
(33)	Incorporated by reference from our Quarterly Report on Form 10-Q dated May 15, 2013
(34)	Incorporated by reference from our Current Report on Form 8-K, dated October 15, 2013
(A)	Incorporated by reference from our Current Report on Form 8-K/A dated February 2, 2004.
(B)	Incorporated by reference from our Current Report on Form 8-K dated April 4, 2005.
(C)	Incorporated by reference from our Registration Statement on Form SB-2 dated April 16, 2005.
(D)	Incorporated by reference from our Current Report on Form 8-K dated December 13, 2005.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement. iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	If the registrant is relying on Rule 430B (Section 430B of this chapter):

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

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B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in New Castle, Pennsylvania, on the __ day of October, 2013.

AXION POWER INTERNATIONAL, INC.
By: /s/ Thomas Granville
Thomas Granville, Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer

Date: October 16, 2013

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ D. Walker Wainwright	Director	October 16, 2013
D. Walker Wainwright

/s/ Charles R. Trego	Director	October 16, 2013
Charles R. Trego

/s/ Thomas Granville	Director	October 16, 2013
Thomas Granville

/s/ Michael Kishinevsky	Director	October 16, 2013
Michael Kishinevsky

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